UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant☑
Filed by a Party other than the Registrant☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

USEC INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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      ☑ No fee required.

      ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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USEC Inc.
Two Democracy Center
6903 Rockledge Drive
Bethesda, Maryland 20817

March 22, 2007

Dear Shareholder:

You are cordially invited to attend our annual meeting of shareholders to be held on Thursday, April 26, 2007, at 10:00 a.m., Eastern Daylight Time, at the Marriott Bethesda North Hotel and Conference Center, 5701 Marinelli Road, North Bethesda, Maryland.

Matters scheduled for consideration at this meeting are the election of eight directors and ratification of the appointment of the Company’s independent auditors. The meeting will also provide an opportunity to review with you USEC’s business during the year ended December 31, 2006.

Your vote is important no matter how many shares you own. We encourage you to vote your shares today. You may vote by completing and returning the enclosed proxy card in the postage-paid envelope provided or by using telephone or Internet voting systems. If you do attend the meeting and desire to vote in person, you may do so even though you have previously submitted your proxy.

We appreciate your continued confidence in the Company and look forward to seeing you at the annual meeting.

Sincerely,

James R. Mellor	John K. Welch
Chairman of the Board	President and Chief Executive Officer

USEC Inc.
Two Democracy Center
6903 Rockledge Drive
Bethesda, Maryland 20817

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 26, 2007

The Annual Meeting of Shareholders of USEC Inc. will be held on Thursday, April 26, 2007, at 10:00 a.m., Eastern Daylight Time, at the Marriott Bethesda North Hotel and Conference Center, 5701 Marinelli Road, North Bethesda, Maryland, for the purpose of considering and voting upon:

1. The election of eight directors for a term of one year;

2. The ratification of the appointment of PricewaterhouseCoopers LLP as USEC’s independent auditors for 2007; and

3. Such other business as may properly come before the meeting or any adjournments thereof.

We are enclosing a copy of the Company’s Annual Report for the year ended December 31, 2006 with this Notice and Proxy Statement.

The record date for determining shareholders entitled to notice of, and to vote at, the meeting was the close of business on March 1, 2007. Please complete and return the enclosed proxy card in the postage-paid envelope provided at your earliest convenience, or use telephone or Internet voting systems to vote your shares.

By Order of the Board of Directors,

Timothy B. Hansen
Senior Vice President, General Counsel and Secretary

Bethesda, Maryland
March 22, 2007

2007 PROXY STATEMENT

USEC Inc.
Two Democracy Center
6903 Rockledge Drive
Bethesda, Maryland 20817

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation by the Board of Directors of USEC Inc. of proxies to be voted at USEC Inc.’s (“USEC,” the “Company,” “we,” “us,” or “our”) 2007 Annual Meeting of Shareholders. The meeting will be held at the Marriott Bethesda North Hotel and Conference Center, 5701 Marinelli Road, North Bethesda, Maryland, on April 26, 2007, beginning at 10:00 a.m., Eastern Daylight Time. The proxies also may be voted at any adjournments or postponements of the meeting.

This Proxy Statement, proxy card and our Annual Report for the year ended December 31, 2006 are being mailed starting March 22, 2007.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Who may vote at the meeting?

The Board set March 1, 2007 as the record date for the meeting. If you were the owner of USEC Inc. common stock at the close of business on March 1, 2007, you may vote at the meeting. You are entitled to one vote for each share of common stock you held on the record date, including shares:

•	held directly in your name with our transfer agent, Computershare Trust Company, N.A., as a “shareholder of record;”

•	held for you in an account with a broker, bank or other nominee (shares held in “street name” for a “beneficial owner”); and

•	held for you under a USEC employee stock ownership plan with our plan administrator, Computershare Trust Company, N.A., or under the USEC 401(k) plan with our plan administrator, Fidelity (each a “USEC stock ownership plan”).

How many shares must be present to hold the meeting?

A majority of USEC’s outstanding shares of common stock as of the record date, March 1, 2007, must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. On the record date, there were 87,076,173 shares of USEC common stock outstanding, each entitled to one vote. Your shares are counted as present at the meeting if you:

•	are present and vote in person at the meeting; or

•	have properly submitted a proxy card or voting instructions prior to the meeting.

Abstentions, and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or nominee holding shares for a beneficial owner does not vote on a particular matter because it does not have discretionary voting power for that particular matter and has not received voting instructions from the beneficial owner. If you are a beneficial owner, your bank, broker or other nominee is permitted to vote your shares on the election of directors and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors even if the nominee does not receive voting instructions from you, as the matters being considered at the meeting are deemed to be routine in nature.

How do I vote my shares?

You may vote using any of the following methods:

By Mail

If you are a shareholder of record or hold shares through a USEC stock ownership plan, be sure to complete, sign and date the proxy card accompanying this Proxy Statement and return it in the prepaid envelope. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity. If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named as proxies in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors.

If you are a beneficial owner whose shares are held of record by a bank, broker or other nominee, be sure to complete, sign and return the voting instruction card received from your nominee.

By Telephone or on the Internet

The telephone and Internet voting procedures established by USEC for shareholders of record are designed to authenticate your identity, allow you to give your voting instructions and confirm that those instructions have been properly recorded.

You can vote by calling the toll-free telephone number on your proxy card and following the voice prompts that you hear during the call. By following the voice prompts, you may vote your shares and confirm that your instructions have been properly recorded.

The website for Internet voting is www.investorvote.com. As with telephone voting, you can confirm that your instructions have been properly recorded.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day. Proxies submitted by telephone or the Internet must be received by 1:00 a.m. Eastern Daylight Time on April 26, 2007.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

If you vote by telephone or on the Internet, you do not have to return your proxy card or voting instruction card.

In Person at the Annual Meeting

Even if you plan to attend the meeting, we encourage you to vote by completing, signing, dating, and returning the enclosed proxy card or by voting using the Internet or telephone so your vote will be counted if you later decide not to attend the meeting. If you decide to change your vote at the meeting, you may do so by voting in person at the meeting. If you choose to vote at the Annual Meeting:

•	If you are a shareholder of record, you may vote by the ballot provided at the meeting.

•	If you hold your shares in “street name,” you must obtain and bring with you to the Annual Meeting a legal proxy from your bank, broker, nominee or other holder of record in order to vote by ballot at the meeting.

•	If you hold your shares through a USEC stock ownership plan, you cannot vote in person at the Annual Meeting. Please vote by signing and dating your proxy card and mailing it in the postage-paid envelope provided or by using the Internet or telephone.

What are my voting choices when voting for director nominees, and what vote is needed to elect directors?

In the vote on the election of eight directors to serve until the 2008 Annual Meeting of Shareholders, shareholders may:

•	vote “FOR” all nominees;

•	“WITHHOLD” votes as to all nominees; or

•	“WITHHOLD” votes as to one or more specific nominees.

Directors will be elected by a plurality of the votes cast. This means that the eight nominees who receive the largest number of “FOR” votes cast will be elected as directors. If you “WITHHOLD” authority to vote with respect to any director nominee, your shares will be counted for purposes of establishing a quorum, but will have no effect on the election of that nominee.

The Board of Directors recommends that you vote “FOR” each of the director nominees.

What are my voting choices when voting on the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors, and what vote is needed to ratify their appointment?

In the vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for 2007, shareholders may:

•	vote “FOR” the ratification;

•	vote “AGAINST” the ratification; or

•	“ABSTAIN” from voting on the ratification.

The ratification of the appointment of the independent auditors requires the “FOR” vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote on that proposal. Abstentions will have the same effect as a vote “AGAINST” the ratification of the appointment of the independent auditors.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.

What if I do not specify a choice for a matter when returning a proxy?

Shareholders should specify their choice for each matter on the enclosed proxy card. If you just sign and submit your proxy card without marking your vote, your shares will be voted “FOR” each director nominee and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as USEC’s independent auditors for 2007.

May I revoke my proxy and change my vote?

You may revoke your proxy at any time before it is voted at the meeting by:

•	submitting a properly executed proxy card with a later date, which proxy card is received prior to the date of the Annual Meeting;

•	delivering to the Secretary of USEC, prior to the date of the Annual Meeting, a written notice of revocation bearing a later date than the proxy; or

•	voting in person at the Annual Meeting.

How are proxies solicited and what is the cost?

We have hired Morrow & Co., Inc. to assist us in soliciting proxies from banks, brokers, and nominees and we will pay Morrow & Co., Inc. a fee of approximately $8,500, plus expenses, for these services. We will reimburse banks, brokerage houses, and other institutions, custodians, nominees, and fiduciaries for reasonable expenses in forwarding proxy material to their principals.

Our directors, officers, and employees may also solicit proxies by mail, e-mail, telephone or personal contact. They will not receive additional compensation for these activities.

What is householding?

If you and other residents at your mailing address own shares of USEC stock in “street name,” your broker or bank or other nominee may have notified you that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker or bank or other nominee. This practice is known as “householding.” Unless you responded that you did not want to participate in “householding,” you were deemed to have consented to the process. Your broker or bank or other nominee will send one copy of our annual report and proxy statement to your address. Each shareholder will continue to receive a separate proxy card or voting instruction card.

If you would like to receive your own set of USEC’s future annual report and proxy statement or if you share an address with another USEC shareholder and together both of you would like to receive only a single set of USEC annual disclosure documents, please contact ADP Investor Communication Services, Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call them at (800) 542-1061. Be sure to indicate your name, the name of your brokerage firm or bank or other nominee, and your account number. Any revocation of your consent to householding will be effective 30 days following its receipt.

If you did not receive an individual copy of this year’s proxy statement or our annual report, we will promptly send a copy to you if you address a written request to USEC Inc., Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817, Attention: Investor Relations or call (301) 564-3238.

ITEM 1. ELECTION OF DIRECTORS

On the nomination of our Board of Directors, James R. Mellor, Michael H. Armacost, Joyce F. Brown, Joseph T. Doyle, John R. Hall, W. Henson Moore, Joseph F. Paquette, Jr., and John K. Welch will stand for election at the meeting, each to hold office until the next Annual Meeting of Shareholders and until his or her successor is elected and qualified. Each of the nominees presently is a member of our Board.

Unless otherwise directed, shares represented by proxies solicited on behalf of the Board of Directors will be voted for the nominees listed below. All nominees have consented to serve if elected, but if any nominee becomes unavailable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee.

The principal occupations of and certain other information about the nominees are set forth on the following pages.

The Board Recommends a vote FOR the election of these nominees as directors.

NOMINEES FOR DIRECTORS

James R. Mellor	Director since 1998 Age 76 as of March 1, 2007

Mr. Mellor retired in 1997 as Chairman and Chief Executive Officer of General Dynamics Corporation, a company engaged in shipbuilding and marine systems, land and amphibious combat systems, information systems, and business aviation businesses, a position he held since 1994. Prior to assuming that position, Mr. Mellor was President and Chief Executive Officer from 1993 to 1994 and was previously President and Chief Operating Officer of General Dynamics. Mr. Mellor served as interim President and Chief Executive Officer of the Company from December 2004 to October 2005. Mr. Mellor also serves on the board of trustees of the Scripps Research Institute and the board of directors of IDT Corporation.

Michael H. Armacost	Director since 2002 Age 69 as of March 1, 2007

Mr. Armacost is a Walter H. Shorenstein distinguished fellow and visiting professor in the Asia/Pacific Research Center at Stanford University. Mr. Armacost served as President and a Trustee of The Brookings Institution from 1995 to 2002. He served as Undersecretary of State for Political Affairs from 1984 to 1989, as U.S. Ambassador to Japan from 1989 to 1993 and to the Philippines from 1982 to 1984. Mr. Armacost serves on the board of directors of AFLAC Inc., Applied Materials Inc. and Cargill, Incorporated.

Joyce F. Brown	Director since 1998 Age 60 as of March 1, 2007

Dr. Brown is the President of the Fashion Institute of Technology of the State University of New York, a position she has held since 1998. From 1994 to 1997, Dr. Brown was a professor of clinical psychology at the City University of New York, where she previously held several Vice Chancellor positions. From 1993 to 1994, she served as the Deputy Mayor for Public and Community Affairs in the Office of the Mayor of the City of New York. Dr. Brown also serves on the board of directors of Polo Ralph Lauren Corporation, Linens & Things and the PAXAR Corporation.

Joseph T. Doyle	Director since 2006 Age 59 as of March 1, 2007

Mr. Doyle is a consultant to and a director of several for profit companies and not for profit organizations. From July 2002 through March 2003, he served as Senior Vice President and Chief Financial Officer of Foster Wheeler, Inc. Prior to joining Foster Wheeler, Mr. Doyle was Executive Vice President and Chief Financial Officer of U.S. Office Products from 1998 through 2001, Chief Financial Officer of Westinghouse Electric Company’s Industrial Group from 1996 through 1998, and Chief Financial Officer of Allison Engine Company (now Rolls Royce Allison) from 1994 through 1996.

John R. Hall	Director since 1998 Age 74 as of March 1, 2007

Mr. Hall retired in 1997 as Chairman of the Board of Directors of Ashland, Inc., a company engaged in specialty chemicals, lubricants, car-care products, chemical and plastics distribution businesses, a position he held since 1981. Mr. Hall also was Chief Executive Officer of Ashland, Inc. from 1981 to 1996. Mr. Hall was Chairman of the board of directors of Arch Coal, Inc. from 1997 to 1998, and a director until 1999. Mr. Hall also serves on the board of directors of GrafTech International Ltd.

W. Henson Moore	Director since 2001Age 67 as of March 1, 2007

Mr. Moore was President and Chief Executive Officer of the American Forest and Paper Association, the national trade association of the forest, paper and wood products industry, from 1995 to 2006. He was also President of the International Council of Forest Product Associations from 2002 to 2004. Mr. Moore was previously Deputy Secretary of Energy from 1989 to 1992 and in 1992 became Deputy Chief of Staff for President George Bush. From 1975 to 1987 he represented the Sixth Congressional District of Louisiana in the U.S. House of Representatives. Mr. Moore also serves on the board of directors of Domtar Corporation.

Joseph F. Paquette, Jr.	Director since 2001 Age 72 as of March 1, 2007

Mr. Paquette retired in 1997 as Chairman and Chief Executive Officer of PECO Energy Company, a company engaged in the production, purchase, transmission, distribution, and sale of electricity and the distribution and sale of natural gas, a position he held since 1988. Before that, Mr. Paquette held positions with Consumers Power Company as President, and Senior Vice President and Chief Financial Officer, and with Philadelphia Electric Company as Chief Financial Officer. Mr. Paquette also serves on the board of directors of CMS Energy Corporation.

John K. Welch	Director since 2005 Age 56 as of March 1, 2007

Mr. Welch has been President and Chief Executive Officer since October 2005. Prior to joining USEC, he served as a consultant to several government and corporate entities. He was Executive Vice President and Group Executive, Marine Systems at General Dynamics Corporation from March 2002 to March 2003, and Senior Vice President and Group Executive, Marine Systems from January 2000 to March 2002. Prior to that, Mr. Welch held several executive positions over a ten-year period at General Dynamic’s Electric Boat Corporation, including President from 1995 to 2000. Mr. Welch currently serves on the board of directors of Battelle Memorial Institute, the U.S. Naval Academy Foundation and Precision Custom Components Inc.

GOVERNANCE OF THE COMPANY

Governance Information

Our Governance Guidelines

The Board of Directors recognizes that good corporate governance is an important means of protecting the interests of USEC’s shareholders, employees, customers, and the community. We have adopted Governance Guidelines, which serve as principles addressing the role of the Board of Directors in the areas of fiduciary oversight, independence, evaluation of the chief executive officer, and succession planning. The Governance Guidelines also set standards relating to the composition and operation of the Board of Directors and its committees, including standards relating to the selection and qualification of directors, evaluation of the Board and its committees, and director education. The Governance Guidelines are administered by the Board’s Nominating and Governance Committee, which regularly reviews director criteria and qualifications, and leads the performance assessments of the Board and its Committees. The Board annually assesses the adequacy and effectiveness of its Governance Guidelines. Copies of the current Governance Guidelines are available on our website at www.usec.com or upon written request, addressed to the Secretary, USEC Inc. at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817.

Executive Sessions of Non-Management Directors

Our Governance Guidelines contemplate that non-management directors meet regularly in executive session. During 2006, the non-management directors met without management at regularly scheduled executive sessions, and James Woods, Chairman of the Nominating and Governance Committee, presided at these executive sessions.

Communications with the Board of Directors

The Board has an established process to receive communications from shareholders and other interested parties. This process has been approved by a majority of the independent directors. Shareholders and other interested parties may contact the Board, the presiding director for executive sessions of the non-management directors, or the non-management directors as a group, by mail or electronically. To communicate with the Board of Directors, the presiding director for executive sessions of the non-management directors, or the non- management directors as a group, correspondence should be addressed to such recipient or recipients in care of USEC’s Secretary at the following address:

c/o Secretary
USEC Inc.
Two Democracy Center
6903 Rockledge Drive
Bethesda, Maryland 20817

To communicate electronically with the Board, the presiding director for executive sessions of the non-management directors, or the non-management directors as a group, shareholders should go to our website at www.usec.com. Under the headings “About USEC/Corporate Governance/Communicating with Our Board,” you will find a link to the e-mail address for writing an electronic message to the Board, the presiding director for executive sessions of the non-management directors, or the non-management directors as a group.

Director Independence

The New York Stock Exchange (“NYSE”) listing standards require that the boards of listed companies have a majority of independent directors and that audit, nominating and governance, and compensation committee members must all be independent as affirmatively determined by the Board. At its February 2007 meeting, after reviewing the NYSE standards of independence, the Board of Directors affirmatively determined that the following six directors were independent: Mr. Armacost, Dr. Brown, Mr. Doyle, Mr. Hall, Mr. Moore and Mr. Paquette. The basis for these determinations was that each of these six directors had no relationships with the Company other than being a director and/or shareholder of the Company. All of the members of the Company’s Audit, Finance and Corporate Responsibility, Nominating and Governance, and Compensation committees are independent.

Criteria for Board Membership

The Nominating and Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company. This assessment includes the consideration of each director’s, or each nominee’s, business background, experience and capabilities complementary to other directors’ experience and capabilities, financial acumen, experience with government, willingness and ability to devote adequate time to the Company, integrity, and any other factor deemed appropriate, all in the context of an assessment of the perceived needs of the Board at that point in time. In addition, the Board considers the diversity of its members when considering a candidate.

The Nominating and Governance Committee identifies potential nominees by asking current directors to notify the Committee if they become aware of persons meeting the criteria described above, who might be available to serve on the Board. The Nominating and Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described below, the Committee will also consider candidates recommended by shareholders.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating and Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder.

Mr. Doyle, who was appointed a director by the Board in December 2006 and is nominated for election at the 2007 Annual Meeting of Shareholders, was identified by the Nominating and Governance Committee.

Director Nominations by Shareholders

The Nominating and Governance Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Nominating and Governance Committee, a shareholder must comply with notification requirements in USEC’s bylaws. The bylaws require, among other things, that a shareholder must submit the recommendation in writing and must include the following information:

•	the name of the shareholder and evidence of the person’s ownership of Company stock, including the number of shares owned and the length of time of ownership; and

•	the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Nominating and Governance Committee and nominated by the Board.

Under our bylaws, a shareholder’s nomination for director must be delivered to the Company’s Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting, unless the date of the next annual meeting is more than 30 days before or more than 60 days after such anniversary date, in which case notice must be received not later than the tenth day following the day on which notice of the meeting is mailed or public disclosure of the date of the annual meeting is made. Accordingly, shareholder nominations for director must be received by the Company between December 28, 2007 and January 27, 2008, in order to be considered timely, unless the Company gives notice that the date of the annual meeting is more than 30 days before, or more than 60 days after, April 26, 2008.

Code of Business Conduct

USEC has a Code of Business Conduct, applicable to all of our directors, officers and employees, that provides a summary of the standards of conduct that are at the foundation of our business operations. The code of business conduct states that we conduct our business in strict compliance with all applicable laws and addresses other important matters such as conflicts of interest and how violations of the code may be reported and will be handled. Each director, officer and employee must read the code of business conduct and sign a form stating that he or she has read, understands and agrees to comply with the code of business conduct. Our Business Conduct Committee is responsible for monitoring performance under the code of business conduct and for addressing any issues that arise with respect to the code. A copy of the code of business conduct is available on our website at www.usec.com or upon written request, addressed to the Secretary, USEC Inc. at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817.

Review and Approval of Transactions with Related Persons

The Board has adopted a policy and procedures for review, approval or ratification of transactions involving the Company and “related persons” (the Company’s directors and executive officers and shareholders owning five percent or greater of the Company’s outstanding stock, or their immediate family members). The policy covers any related person transaction that meets the minimum threshold for disclosure under the relevant Securities and Exchange Commission (“SEC”) rules or that is otherwise referred to the Board for review. This generally includes transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest. Under this policy, related person transactions must be approved by the Nominating and Governance Committee, although the Chairman of the Board may direct that the full Board review specific transactions. The transaction must be approved in advance whenever feasible and, if not feasible, must be ratified at the Nominating and Governance Committee’s next meeting. In determining whether to approve or ratify a related person transaction, the Nominating and Governance Committee will take into account all factors it deems appropriate, including: whether the subject matter of the transaction is available from other non-affiliated sources; whether the transaction is on terms no less favorable to the Company than terms generally available from an unaffiliated third party; the extent of the related person’s interest in the transaction; and whether the transaction is in the best interests of the Company.

Management is responsible for the development and implementation of processes and controls to ensure that related person transactions are identified and that disclosure is made as required by law. In that connection, currently we annually require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related person transactions.

Corporate Governance Information

Shareholders will find information about our corporate governance practices on our website at www.usec.com. Our website contains information about our Board of Directors, Board committees, current copies of our bylaws and charter, committee charters, Code of Business Conduct and Governance Guidelines. Shareholders may obtain, without charge, hard copies of the above documents by writing to the Secretary, USEC Inc. at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817.

Board and Committee Membership

Pursuant to the Delaware General Corporation Law, under which USEC is organized, our business, property, and affairs are managed under the direction of our Board of Directors. Members of the Board are kept informed of our business through discussions with the Chief Executive Officer and other officers, by reviewing materials prepared for them by management, by participating in meetings of the Board and its committees and by other means.

It is the Board’s policy that all directors attend the annual meeting. We had eight directors at the time of the 2006 Annual Meeting, all of whom attended the 2006 Annual Meeting.

During 2006, the Board of Directors held 11 regular meetings and no special meetings. All directors other than Mr. Armacost (who attended 73%) attended 75% or more of the Board of Directors’ meetings and meetings of the committees on which they served. The average attendance of all directors at all Board and committee meetings in 2006 was 94%.

The Board has designated four committees, each identified in the table below. All four committees are composed entirely of non-employee directors. The Board has adopted a written charter for each of these committees. The full text of each charter is available on the Company’s website located at www.usec.com.

The table below sets forth the membership of these committees as of March 1, 2007 and the number of meetings held in 2006:

	Audit, Finance						Regulatory and
	and Corporate				Nominating and		Government
	Responsibility		Compensation		Governance		Affairs
Director	Committee		Committee		Committee		Committee

Michael H. Armacost	X				X
Joyce F. Brown			X				X
Joseph T. Doyle	X
John R. Hall			X	*	X
W. Henson Moore	X						X	*
Joseph F. Paquette, Jr.	X	*					X
James D. Woods			X		X	*
Number of Meetings in 2006	7		8		5		3

*	Chairman

The functions performed by our four standing committees are described below.

Audit, Finance and Corporate Responsibility Committee

The Audit, Finance and Corporate Responsibility Committee represents and assists the Board with the oversight of: the integrity of the Company’s financial statements and internal controls; the Company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications and independence; the performance of the Company’s internal audit function; and the performance of the independent auditors. In addition, the Committee is responsible for appointing, overseeing and terminating the Company’s independent auditors, and reviewing the Company’s accounting processes, financial controls, reporting systems, and the scope of the audits to be conducted. The Committee is also responsible for advising the Board regarding significant financial matters. The Committee meets regularly in executive session with the Company’s independent auditors and with the Company’s internal auditors.

The Board has determined that each member of the Audit, Finance and Corporate Responsibility Committee is an “independent director” in accordance with NYSE listing standards. Under the NYSE listing standards, all audit committee members must be “financially literate,” as that term is determined by the Board in its business judgment. Further, under the SEC’s rules, the Board must determine whether at least one member of the audit committee is an “audit committee financial expert,” as defined by the SEC’s rules. The

Board has determined that all members of the Audit, Finance and Corporate Responsibility Committee are financially literate and that Mr. Paquette and Mr. Doyle qualify as “audit committee financial experts.”

Compensation Committee

The Compensation Committee’s responsibilities include annually reviewing the performance of the Chief Executive Officer and other senior management; overseeing and administering the Company’s executive compensation program and advising and making recommendations to the Board with respect thereto; and reviewing, overseeing and evaluating overall compensation programs and policies for the Company and its employees and making recommendations to the Board. The Compensation Committee is also responsible for periodically reviewing compensation for non-employee directors and making recommendations to the Board. The Compensation Committee also establishes annual performance objectives under the Company’s incentive programs and oversees administration of employee benefit plans. Additional information on the processes and procedures for consideration of executive and director compensation are addressed in the Compensation Discussion and Analysis.

The Board has determined that each member of the Compensation Committee is an “independent director” in accordance with NYSE listing standards.

Nominating and Governance Committee

The functions of the Nominating and Governance Committee include the following: identifying and recommending to the Board individuals qualified to serve as directors of the Company; recommending to the Board directors to serve on committees of the Board; advising the Board with respect to matters of Board composition and procedures; developing and recommending to the Board a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally; and overseeing the annual evaluations of the Chief Executive Officer, the Board and its committees. The Nominating and Governance Committee will consider director candidates recommended by shareholders in accordance with the procedures previously described under “Governance Information — Director Nominations by Shareholders.” In addition, the Nominating and Governance Committee is responsible for reviewing the Company’s Code of Business Conduct and overseeing the Company’s processes for monitoring compliance, and for reviewing and approving all transactions between the Company and any related person under the Company’s related person transaction policy described above.

The Board has determined that each member of the Nominating and Governance Committee is an “independent director” in accordance with NYSE listing standards.

Regulatory and Government Affairs Committee

The Regulatory and Government Affairs Committee’s responsibilities include monitoring the Company’s compliance with regulatory requirements, overseeing the Company’s initiatives with and involving various agencies of the United States government and applicable state governments, and advising the Board on regulatory and other governmental considerations in the Board’s deliberations and decision-making processes.

Compensation of Directors

Standard Non-Employee Director Compensation Arrangement

Annual compensation for non-employee directors is comprised of the following components: annual retainer, meeting fees, annual fee for chairing a Board committee and equity compensation. Each of these components is described in more detail below. Mr. Welch, President and Chief Executive Officer, did not receive separate compensation for his Board activities in 2006.

Annual Retainer.  Non-employee directors receive an annual retainer of $65,000. Until a director has satisfied USEC’s director stock ownership guidelines (described below), at least 50% of the annual retainer is paid in the form of restricted stock units. Once a director has satisfied the Company’s director stock ownership guidelines, the director is entitled to receive the entire $65,000 annual retainer in cash. Annual retainers are paid at the beginning of the term commencing at the annual meeting and cover service for the one-year term.

Meeting Fees.  Non-employee directors also receive a fee of $2,000 for attending each Board meeting and $1,500 for attending each committee meeting. These fees were increased effective as of April 25, 2006 (the beginning of the 2006 — 2007 term). Prior to the increase, directors received a fee of $1,500 for each Board meeting and $1,000 for each committee meeting. Amounts listed in the Director Compensation in Fiscal Year 2006 table include amounts paid both prior to and after the fee increase. Meeting fees paid in cash are paid in the week following the meeting, and meeting fees paid in restricted stock units are paid in the month following the meeting.

Annual Committee Chairman’s Fee.  The chairman of the audit, finance and corporate responsibility committee receives an annual chairman’s fee of $12,000 and the chairman of each other committee receives an annual chairman’s fee of $7,500. These fees are paid in cash unless the director elects to receive them in restricted stock units. Annual committee chairman fees are paid at the beginning of the term commencing at the annual meeting and cover service for the one-year term.

Annual Stock Option Grant.  At the beginning of each annual term, each non-employee director receives a grant of 3,500 stock options. These options vest after 12 months. Effective for the 2007 — 2008 term commencing at the 2007 Annual Meeting, the annual stock option grant will be discontinued. The Compensation Committee made this decision in part based on the trend in director compensation toward replacing stock options with restricted stock or restricted stock units.

Annual Restricted Stock Unit Grant.  At the beginning of each annual term, each non-employee director receives a grant of restricted stock units valued at $30,000. Effective for the 2007 — 2008 term commencing at the 2007 Annual Meeting, the value of this annual grant of restricted stock units will be increased to $50,000 as the annual stock option grant is discontinued. These restricted stock units will vest on the first to occur of: (1) one year from the date of grant; (2) termination of the director’s service by reason of retirement, death or disability; or (3) a change in control.

Incentive Restricted Stock Units.  Directors may take any portion of any annual retainer, meeting fees, and annual board or committee chairman’s fees that they are entitled to receive in cash, in restricted stock units in lieu of cash. Restricted stock units issued as payment for annual retainers, meeting fees, and chairman’s fees vest on the first to occur of: (1) one year from the date of grant; (2) termination of the director’s service by reason of retirement, death or disability; or (3) a change in control.

As an incentive to take more of their compensation in the form of Company equity, directors who choose to receive restricted stock units as payment for the part of the annual retainer, meeting fees and chairman’s fees that they are otherwise entitled to receive in cash, will receive an incentive payment of restricted stock units equal to 20% of the portion of the annual retainer, meeting fees and chairman’s fees that the director elects to take in restricted stock units in lieu of cash. These incentive restricted stock units will vest on the first to occur of: (1) three years from the date of grant; (2) termination of the director’s service by reason of retirement, death or disability; or (3) a change in control. Incentive restricted stock units paid in respect of the annual retainer are granted at the time the annual retainer is paid. Incentive restricted stock units granted in respect of chairman’s fees and meeting fees are aggregated and granted for each year at the conclusion of the year at the time of the annual meeting.

Other.  All non-employee directors are reimbursed for any reasonable expenses incurred in connection with their duties as directors of the Company.

Arrangements with James R. Mellor

Effective February 1, 2007, James R. Mellor, Chairman of the Board, will receive an annual chairman’s fee of $100,000 in connection with his duties as Chairman of the Board. This is in addition to the annual compensation and meeting fees payable to all USEC non-employee directors.

During 2006, the Company and Mr. Mellor were parties to an agreement under which Mr. Mellor provided counsel to the Chief Executive Officer and other assistance with the Company’s policies, commercial practices, external affairs and strategic planning, as well as fulfilled his duties as Chairman of the Board. Mr. Mellor was paid an annual fee of $400,000 and was expected to spend an average of 20 hours per week devoted to USEC matters. This fee was in addition to the annual compensation and meeting fees payable to all USEC non-employee directors. In addition, the Company agreed to reimburse Mr. Mellor for reasonable and necessary travel and living expenses incurred in the performance of his duties. This agreement became effective December 3, 2005 following completion of Mr. Mellor’s transition from his role as interim President and Chief Executive Officer and ended February 1, 2007.

Director Stock Ownership Guidelines

In order to more closely align directors’ interests with the interests of shareholders, directors are required to hold 25,000 shares of Company common stock, which is designed to represent approximately five times the amount of the annual retainer paid to non-employee directors. Until this guideline is achieved, directors must take at least 50% of their annual retainers in the form of restricted stock units. In addition, as an incentive to take more of their compensation in the form of Company stock, directors are eligible to receive incentive restricted stock units described above under “Standard Non-Employee Director Compensation Arrangement — Incentive Restricted Stock Units.”

Director Compensation in Fiscal Year 2006

	Fees Earned or	Stock	Option	All Other
Name	Paid in Cash(1)	Awards(2)	Awards(3)	Compensation(4)	Total

James R. Mellor	$400,000	$129,268	$15,750	$147,441	$692,459
Michael H. Armacost	$59,500	$69,015	$15,750	$0	$144,265
Joyce F. Brown	$67,000	$69,015	$15,750	$0	$151,765
Joseph T. Doyle	$0	$2,255	$627	$0	$2,882
John R. Hall	$0	$159,184	$15,750	$0	$174,934
W. Henson Moore	$73,000	$69,015	$15,750	$0	$157,765
Joseph F. Paquette, Jr.	$115,500	$30,002	$15,750	$0	$161,252
James D. Woods	$0	$152,690	$15,750	$0	$168,440

(1)	The amounts shown in the Fees Earned or Paid in Cash column include the following:

•	Annual Retainers: Cash paid in 2006 to Messrs. Armacost, Moore and Paquette and Dr. Brown for annual retainers for the 2006 - 2007 term. As of the beginning of the 2006 - 2007 term, all of the seven non-employee directors had satisfied USEC’s director stock ownership guidelines and were entitled to take their entire annual retainer in cash. Messrs. Mellor, Hall and Woods elected to take all fees in stock or restricted stock units in lieu of cash as shown in the Stock Awards column. Messrs. Armacost and Moore and Dr. Brown elected to take one half of their annual retainer in restricted stock units in lieu of cash as shown in the Stock Awards column.

•	Committee Chairman’s Fees: Cash paid in 2006 to Messrs. Moore and Paquette for annual committee chairman’s fees for the 2006 - 2007 term.

•	Meeting Fees: Cash paid to Messrs. Armacost, Moore and Paquette, and Dr. Brown for Board and Committee meeting fees for 2006.

The amount shown in this column for Mr. Mellor includes his annual fee of $400,000 described above under “Arrangements with James R. Mellor.”

(2)	The amounts shown in the Stock Awards column represents the compensation cost recognized by USEC in 2006 related to stock awards to directors, computed in accordance with Statement of Financial Accounting Standards No. 123 — Revised 2004, “Share Based Payment” (SFAS No. 123(R)). For a discussion of valuation assumptions, see Note 13 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006.

Messrs. Mellor, Hall and Woods elected to take all fees in restricted stock or restricted stock units in lieu of cash and so amounts include annual restricted stock unit award, annual retainer, meeting fees, and incentive restricted stock units. Mr. Doyle elected to take all fees in restricted stock units in lieu of cash and so amounts include pro-rated annual restricted stock unit award (Mr. Doyle joined the Board in December 2006) and annual retainer, and incentive restricted stock units. Messrs. Armacost and Moore and Dr. Brown elected to take one half of their annual retainer in restricted stock units in lieu of cash and so amounts include annual restricted stock unit award, portion of annual retainer and incentive restricted stock units. Amount for Mr. Paquette includes annual restricted stock unit award. The amounts shown in the Stock Awards column for each of the non-employee directors includes the following grants of restricted stock and restricted stock units, which have the following grant date fair value, calculated using the closing price of USEC’s common stock on the date of grant in accordance with SFAS No. 123(R):

James R. Mellor

	Number of Shares of
	Restricted Stock or
Grant Date	Restricted Stock Units	Grant Date Fair Value

01/11/06	111	$1,502
02/08/06	126	$1,507
03/08/06	132	$1,503
04/12/06	126	$1,506
05/10/06	7,789	$111,227
07/12/06	174	$2,004
08/09/06	391	$4,004
09/13/06	207	$2,004
10/11/06	203	$2,010
11/08/06	174	$2,001

Total	9,433	$129,268

Michael H. Armacost, Joyce F. Brown and W. Henson Moore

	Number of Shares of
	Restricted Stock or
Grant Date	Restricted Stock Units	Grant Date Fair Value

05/10/06	4,833	$69,015

Joseph T. Doyle

	Number of Shares of
	Restricted Stock or
Grant Date	Restricted Stock Units	Grant Date Fair Value

12/18/06	2,730	$35,599

John R. Hall

	Number of Shares of
	Restricted Stock or
Grant Date	Restricted Stock Units	Grant Date Fair Value

01/11/06	259	$3,504
02/08/06	210	$2,512
03/08/06	308	$3,508
04/12/06	293	$3,501
05/10/06	8,973	$128,134
07/12/06	174	$2,004
08/09/06	684	$7,004
09/13/06	207	$2,004
10/11/06	203	$2,010
11/08/06	435	$5,003

Total	11,746	$159,184

Joseph F. Paquette, Jr.

	Number of Shares of
	Restricted Stock or
Grant Date	Restricted Stock Units	Grant Date Fair Value

05/10/06	2,101	$30,002

James D. Woods

	Number of Shares of
	Restricted Stock or
Grant Date	Restricted Stock Units	Grant Date Fair Value

01/11/06	259	$3,504
02/08/06	126	$1,507
03/08/06	308	$3,508
04/12/06	126	$1,506
05/10/06	8,903	$127,135
06/14/06	147	$1,502
07/12/06	174	$2,004
08/09/06	196	$2,007
09/13/06	207	$2,004
10/11/06	203	$2,010
11/08/06	522	$6,003

Total	11,171	$152,690

The aggregate number of stock awards, including shares of restricted stock and restricted stock units, outstanding at December 31, 2006 for each of the non-employee directors are as follows:

Number of Shares of
Restricted Stock or
Name	Restricted Stock Units

James R. Mellor	180,715
Michael H. Armacost	29,360
Joyce F. Brown	48,554
Joseph T. Doyle	2,730
John R. Hall	109,522
W. Henson Moore	36,757
Joseph F. Paquette, Jr.	56,530
James D. Woods	87,099

(3)	The amounts shown in the Option Awards column represents the compensation cost recognized by USEC in 2006 related to stock option awards to directors, computed in accordance with SFAS No. 123(R). For a discussion of valuation assumptions, see Note 13 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006. Each of Messrs. Mellor, Armacost, Hall, Moore, Paquette and Woods and Dr. Brown received a grant of 3,500 stock options on May 10, 2006, with a grant date fair value of $15,750, as their annual stock option grant for the 2006 — 2007 term. This amount was fully expensed in 2006. Mr. Doyle received a grant of 1,227 stock options on December 18, 2006, with a grant date fair value of $7,522, as his pro-rated annual stock option grant for the 2006 — 2007 term (Mr. Doyle joined the Board in December 2006).

The aggregate number of unexercised options outstanding at December 31, 2006 for each of the non-employee directors are as follows:

	Number of Securities	Number of Securities
	Underlying Unexercised	Underlying Unexercised
Name	Options Exercisable	Options Unexercisable

James R. Mellor	208,376	3,500
Michael H. Armacost	13,250	3,500
Joyce F. Brown	13,750	3,500
Joseph T. Doyle	0	1,227
John R. Hall	43,722	3,500
W. Henson Moore	7,000	3,500
Joseph F. Paquette, Jr.	13,750	3,500
James D. Woods	13,750	3,500

(4)	The amount shown for Mr. Mellor includes $73,365 of temporary housing provided pursuant to his agreement described above under “Arrangements with James R. Mellor” and $25,268 of related travel expenses for Mr. Mellor and his spouse to and from the Washington, D.C. area (other than travel to Company Board meetings for Mr. Mellor, which is provided to all directors). The amount shown also includes $48,808 paid to Mr. Mellor to reimburse him for his taxes in connection with the temporary housing and travel expenses provided to him by the Company. During 2006, Mr. Mellor was also provided with personal use of a Company-owned car, which had no incremental cost to the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 1, 2007, the beneficial ownership of the Company’s common stock for the following persons: (a) all shareholders known by the Company to beneficially own more than 5% of the common stock; (b) each of the Company’s directors; (c) the Company’s Chief Executive Officer, Chief Financial Officer, former Chief Financial Officer, and the three other most highly paid executive officers of the Company serving as executive officers at December 31, 2006; and (d) all of the Company’s directors and executive officers as a group. Unless otherwise indicated in the table, each person has the sole power to vote and dispose of the shares reported as beneficially owned by such person. Certain information in the table is based on information contained in filings made by the beneficial owner with the SEC.

	Common Stock
	Beneficially Owned(1)
Name of Beneficial Owner	Shares Owned		Percent of Class

FMR Corp.(2)	9,216,100		10.6%
82 Devonshire Street
Boston, Massachusetts 02109
Dimensional Fund Advisors LP(3)	6,699,882		7.7%
1299 Ocean Avenue
Santa Monica, California 90401
Directors
Michael H. Armacost	43,925	(4)	*
Joyce F. Brown	57,571	(4)	*
Joseph T. Doyle	10,000	(4)	*
John R. Hall	155,649	(4)	*
James R. Mellor	390,253	(4)	*
W. Henson Moore	43,757	(4)	*
Joseph F. Paquette, Jr.	89,088	(4)	*
James D. Woods	106,254	(4)	*
Officers			*
John K. Welch	107,174	(4)	*
John C. Barpoulis	35,225	(4)	*
Timothy B. Hansen	18,512	(4)	*
Philip G. Sewell	319,080	(4)	*
Robert Van Namen	192,462	(4)	*
Ellen C. Wolf		(5)
Directors and all executive officers as a group (20 persons)	1,743,374	(6)(7)	2.0%

*	Less than 1%

(1)	For purposes of computing the percentage of outstanding shares beneficially owned by each person, the number of shares owned by that person and the number of shares outstanding includes shares as to which such person has a right to acquire beneficial ownership within 60 days (for example, through the exercise of stock options or conversion of securities), in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(2)	According to the Schedule 13G/A filed with the SEC by FMR Corp. and Edward C. Johnson 3d on February 14, 2007, the beneficial owner of the Company’s common stock is Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. The predominant owners of Class B shares of common stock of FMR Corp. representing 49% of the voting power of FMR Corp. are members of the Edward C. Johnson 3d family. The Schedule 13G/A states that FMR Corp. has sole voting power with respect to 20,200 shares and sole dispositive power with respect to 9,216,100 shares. For additional information on FMR Corp.’s beneficial ownership please see the Schedule 13G/A.

(3)	The Schedule 13G/A filed on February 2, 2007 with the SEC by Dimensional Fund Advisors LP states that it has sole power to vote and to dispose of 6,699,882 shares. Dimensional Fund Advisors states in its Schedule 13G/A that all securities reported therein are owned by its advisory clients, no one of which, to its knowledge, owns more than 5% of the class of securities. In its Schedule 13G/A, Dimensional Fund Advisors disclaims beneficial ownership of all such securities.

(4)	Includes shares subject to options granted pursuant to the USEC Inc. 1999 Equity Incentive Plan exercisable, as of March 1, 2007, or within 60 days from such date as follows: Mr. Armacost 13,250; Dr. Brown 13,750; Mr. Hall 43,722; Mr. Mellor 208,376; Mr. Moore 7,000; Mr. Paquette 13,750; Mr. Woods 13,750; Mr. Welch 62,873; Mr. Barpoulis 18,029; Mr. Hansen 8,823; Mr. Sewell 249,229; and Mr. Van Namen 131,720. Also includes restricted stock units that can be converted into USEC common stock within 60 days from March 1, 2007 as follows: Mr. Armacost 4,833; Mr. Hall 11,081; Mr. Mellor 9,100; Mr. Moore 4,833; Mr. Paquette 2,101; and Mr. Woods 10,757.

(5)	Ms. Wolf resigned from USEC Inc. effective February 24, 2006. As a result, we cannot verify her share ownership as of March 1, 2007. As of the date of her resignation, she beneficially owned 99,877 shares including 93,345 shares subject to exercisable options.

(6)	Includes 850,445 shares subject to options granted pursuant to the USEC Inc. 1999 Equity Incentive Plan exercisable as of March 1, 2007, or within 60 days from such date. Includes 42,705 restricted stock units that can be converted into USEC common stock within 60 days from March 1, 2007.

(7)	This does not include shares owned by Ms. Wolf who was not an executive officer as of March 1, 2007.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors, and persons who own more than 10% of our common stock to file reports of beneficial ownership and changes in beneficial ownership with the SEC and to furnish us with copies of the reports. We received written representations from each such person who did not file an annual report with the SEC on Form 5 that no Form 5 was due. Based on our review of the reports and representations, we believe that all required Section 16(a) reports were timely filed in 2006.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of USEC’s executive compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. USEC specifically cautions investors not to apply these statements to other contexts.

Compensation Philosophy and Objectives

As a global energy company faced with substantial challenges as we work to demonstrate and deploy a new generation of uranium enrichment technology to replace our current energy-intensive technology, our ability to attract, motivate and retain employees and executives with the requisite skills and experience to meet these challenges is essential to our success and to the creation of long-term value for our shareholders. The Compensation Committee oversees an executive compensation program designed to enable USEC to attract highly talented individuals and to reflect the Company’s philosophy that the majority of an executive’s compensation be based on his or her overall contribution to the success of the Company and the creation of long-term value for our shareholders. This pay-for-performance philosophy is the basis for the development of the Company’s executive compensation program. In keeping with this philosophy, the Compensation Committee has established the following objectives for the Company’s executive compensation program:

•	Compensation should be aligned with shareholders’ interests: The programs seek to align the interests of executives with the long-term interests of our shareholders by providing strong incentives to maximize long-term value for our shareholders. Long-term stock ownership by our executives is emphasized to provide ongoing alignment.

•	Compensation should support our business strategy: Our compensation program is designed to reinforce our underlying business strategy and objectives by rewarding successful execution of our business plan, with performance goals tied to our business plan. Our success is heavily dependent on our ability to attract and retain experienced executives who consistently deliver operational and financial results.

•	Compensation should reward performance: A substantial portion of the total compensation opportunity is variable and dependent upon the Company’s operating and financial performance.

•	Compensation opportunities should be market competitive: To accomplish these guiding principles, it is essential for the compensation and benefits programs to provide competitive compensation relative to the labor markets for our executives while maintaining fiscal responsibility for our shareholders.

•	Compensation and benefits programs should encourage long-term retention: Our benefits programs include a strong retirement component that is intended to encourage retention and reward continuity of service, which is particularly important due to the unique skill sets of our executives.

The elements of direct compensation for the six executives named in the Summary Compensation Table that follows this discussion (whom we refer to as our named executive officers) are base salary, cash and restricted stock awards under the Company’s annual incentive program, and long-term incentive awards. These long-term awards include restricted stock, non-qualified stock options and a three year performance component.

Named executive officers are also eligible for other elements of indirect compensation, including retirement benefits and certain limited perquisites. In setting the terms of executive compensation, the Compensation Committee considers all elements of compensation, both direct and indirect. In addition, the Compensation Committee has instituted stock ownership guidelines for all executives providing an additional alignment between the interests of executives and shareholders.

Director compensation is established by the board of directors upon the recommendation of the Compensation Committee.

Role of Executive Officers in Compensation Decisions

The Compensation Committee believes that input from management provides useful information and points of view to assist the Compensation Committee. The Chief Executive Officer and the Senior Vice President of Human Resources and Administration provide support to the Compensation Committee. The Chief Executive Officer gives the Compensation Committee performance assessments and compensation recommendations for each of the other named executive officers. Those recommendations are considered by the Compensation Committee with the assistance of the compensation consultant. The Chief Executive Officer and the Senior Vice President of Human Resources and Administration generally attend Compensation Committee meetings but are not present for the executive sessions or for any discussion of their own compensation. Each Compensation Committee meeting usually includes an executive session without members of management present.

Setting Executive Compensation

Based on the foregoing objectives, the Compensation Committee has structured the Company’s executive compensation program to motivate executives to achieve the business goals set by the Company and to reward executives for achieving these goals.

In furtherance of this, the Compensation Committee has retained the services of Watson Wyatt Worldwide (“Watson Wyatt”), an independent compensation consultant. Watson Wyatt provides the Compensation Committee with independent compensation data, analysis and advice. Throughout 2006, Watson Wyatt worked closely with the Compensation Committee and attended Compensation Committee meetings as required. Examples of projects assigned to Watson Wyatt included an evaluation and selection of peer group companies, an analysis of director compensation, a market study of executive pay, an analysis of executive compensation under various termination scenarios and the development of a three-year performance incentive plan for senior management. Watson Wyatt reports to the Compensation Committee and under the Compensation Committee’s charter, the Compensation Committee has sole authority to retain and terminate the compensation consultant and to approve the consultant’s fees and other retention terms.

Watson Wyatt utilizes compensation information from (1) a “Peer Group” of companies in specific industries in which we compete, through a review of their proxy statements; and (2) general industry companies with revenues comparable to USEC’s through survey data described below.

The Peer Group was selected by the Compensation Committee on the recommendation of Watson Wyatt and includes energy/utility and processing-oriented companies similar in size to the Company. The selected companies in the Peer Group are companies that fall within a reasonable range (both above and below us) of comparison factors such as revenue, market capitalization and net income, and/or that we may compete with for executive talent. The Peer Group is different from the peer group index utilized in the performance graph included in our annual report on Form 10-K and is comprised of the following 15 companies:

• Albemarle Corporation • Arch Chemicals, Inc. • Arch Coal, Inc. • Bemis Company, Inc. • Cabot Corporation	• Cytec Industries Inc. • FMC Corporation • Frontier Oil Corp. • Georgia Gulf Corp. • Giant Industries, Inc.	• Hercules Incorporated • Holly Corporation • NSTAR • PNM Resources • Westar Energy

Peer Group compensation data is limited to publicly available information and therefore does not provide precise comparisons by position as offered by more comprehensive survey data. As a result, our Compensation Committee uses Peer Group data on a limited basis to analyze the competitiveness of our target compensation and our general compensation philosophy.

As a result of the limited nature of the Peer Group data, our Compensation Committee also used commercially available survey data related to general industry executive compensation to identify market-median and other market elements related to our 2006 compensation program.

Based on the objectives outlined above, the Compensation Committee strives to set target opportunity compensation levels to be competitive with the market that the Company competes in for executive talent. Actual compensation may be above or below targets based on both the performance of the Company and of the individual. Executives may realize compensation above opportunity levels based on achieving outstanding results. This approach is intended to ensure that there is a direct relationship between the Company’s overall performance in the achievement of its financial, operational and strategic goals and each individual executive’s total compensation. In making its decisions on an individual’s compensation, the Compensation Committee considers the nature and scope of all elements of an executive’s total compensation package, the executive’s responsibilities and his or her effectiveness in supporting Company performance.

The Compensation Committee strives to align each component of the executive’s compensation as well as the total compensation opportunity with the competitive market and the Company’s objectives. Generally, as employees move to higher levels of responsibility with greater ability to influence the Company’s results, a greater proportion of pay will be “at risk” and dependent on Company performance. The Compensation Committee’s goal is to strike the appropriate balance among base salary, annual, and long-term incentives, and may adjust the allocation of pay to best meet the Company’s objectives or maintain compensation equity with the competitive market in which it competes for executive talent.

The Compensation Committee believes that the understanding by executives of the philosophy and objectives described above and the total award opportunity is an essential aspect of the compensation program. The Compensation Committee supports initiatives that educate the executives about the total compensation program and reinforce how the program supports the Company’s compensation philosophy and objectives.

Elements of Executive Compensation

TOTAL DIRECT COMPENSATION

For 2006, total direct compensation for the named executive officers consisted of the following three key elements:

•	base salary;

•	performance-based annual incentive; and

•	performance-based and time-based long-term incentive compensation.

Base salaries comprise about one third (25% for the Chief Executive Officer) of the named executive officers’ targeted total direct compensation. The remaining two thirds (75% for the Chief Executive Officer) is comprised of “at-risk” compensation, consisting of a performance-based annual incentive and long-term incentive compensation. The annual incentive is about 23% (25% for the Chief Executive Officer) of targeted total direct compensation and the long-term incentive compensation is about 43% (50% for the Chief Executive Officer) of targeted total direct compensation. The value of long-term incentives is generally about double that of the annual incentive to weight an executive’s compensation toward a focus on long-term rather than short-term goals. The amount of “at-risk” compensation is higher for the Chief Executive Officer than the other named executive officers in light of his greater responsibility and ability to influence the Company’s results.

As part of the focus on aligning the interests of management with the shareholders, a significant portion (approximately 58% for the Chief Executive Officer and approximately 51% for the other named executive officers) of the named executive officers’ target total direct compensation is denominated and paid in Company equity. If a named executive officer has met his or her stock ownership guidelines (described below), this amount may be less as they may elect to receive a greater proportion of their annual incentive in cash.

Each year, using the resources and services of its compensation consultant, the Compensation Committee evaluates compensation levels for each of the executive officers of the Company. In setting compensation for 2006, the Compensation Committee reviewed total compensation for each named executive officer, including a review of tally sheets that provide the value of (1) historic and current elements of each officer’s compensation (including savings plans, pension plans, health and welfare benefits and perquisites); (2) stock, stock options and restricted stock units held by the executive at year-end in the Company’s incentive and benefits plans; and (3) a review of compensation that would be paid upon termination of employment under various scenarios.

Base Salary

The base salary element of compensation is intended to provide a stable annual salary at a level consistent with individual contributions. The Compensation Committee recommends base salary levels for executive officers to the Board of Directors for its approval. The Compensation Committee consults with the Chief Executive Officer with respect to the recommended base salaries for the other officers. The Compensation Committee aims to position base salaries for the named executive officers within plus or minus 10% of the 50th percentile of the market, with consideration of (1) the performance of the Company; (2) individual performance of each executive; and (3) the executive’s scope of responsibility in relation to other officers and key executives within the Company. However, to enable the Company to attract, retain and motivate the highest level of executive personnel, other factors may also be considered and the Compensation Committee may recommend base salaries for the named executive officers in excess of the 50th percentile of the market.

For 2006, the base salaries of the named executive officers were between 90% and 112% of the 50th percentile of the market as determined by the compensation consultant. During 2006, only Mr. Barpoulis received an increase to his base salary (a 48% increase in connection with his promotion to Senior Vice President and Chief Financial Officer).

Annual Incentive

The Company has established an Annual Incentive Program to reward the achievement of critical annual financial and operational performance goals. Under the Annual Incentive Program, executive officers and certain other key employees have the opportunity to earn an annual incentive based on the achievement of pre-determined annual performance objectives. Executive officers may earn between 0% and 150% of their target annual incentive based on a combination of Company financial and individual performance measures described below. The Annual Incentive Program is a subset of the Company’s 1999 Equity Incentive Plan, a shareholder approved plan adopted in 1999.

Form of Awards.  Annual incentives are paid 65% in cash and 35% in restricted stock. The restricted stock portion of the award vests one year from the date of grant. The Compensation Committee determined that including a restricted stock component in the annual incentive provides the executive with an additional incentive to maintain shareholder value, further links Company management and shareholders, promotes executive ownership and acts as a management retention vehicle. As an incentive to take more annual incentive in the form of Company equity and to encourage significant ownership by management, if the executive chooses to take an additional portion of his annual incentive in restricted stock (that portion above the required 35% level), the executive will receive an incentive payment of restricted stock having a value equal to 20% of the portion of his annual incentive that he elects to take in restricted stock in lieu of cash. Of the named executive officers, only Mr. Welch chose to take additional restricted stock in lieu of cash for his annual incentive award for 2006.

If a named executive officer has met his stock ownership guidelines (described below), he is viewed as having already built a significant ownership stake in the Company and is entitled to elect to receive all of his annual incentive in cash. If the named executive officer elects to receive any of his annual incentive in restricted stock, he would receive the 20% incentive payment on any portion of the annual incentive he elects to take in restricted stock in lieu of cash. If an executive falls behind in progress toward achieving his stock ownership guideline, the Compensation Committee may direct a portion of his annual incentive that would be otherwise provided in the form of cash into restricted stock. For 2006, Messrs. Sewell and Van Namen had satisfied their stock ownership guidelines and elected to receive their entire annual incentive awards in cash.

Target Levels.  Target annual incentive levels are set based on a percentage of the executive’s base salary. Target levels are approved annually by the Compensation Committee. The Chief Executive Officer has a target level of 100% of base salary. All of the other named executive officers have a target level of 70% of their base salary. The Compensation Committee, in consultation with its compensation consultant, determined that annual incentives set at these levels provide executives with the motivation and reward to perform at the highest level in achieving critical annual financial and operating objectives. In addition, the Compensation Committee uses commercially available survey data and analysis by its compensation consultant to compare annual incentive payments to the market with the goal of targeting the named executive officers’ base salary plus the annual incentive at the middle of the third quartile of the market, which it believes provides a competitive incentive to these key employees.

Performance Measures.  For 2006, 55% of the target annual incentive for named executive officers was attributable to corporate financial performance measures and the remaining 45% was attributable to individual performance measures we refer to as “key performance objectives.” Each corporate financial performance measure comprises threshold, target and maximum performance levels, which, if achieved, results in payments of 0%, 100% and 150% of that target financial performance measure component, respectively. If the threshold corporate financial performance is not achieved, no amount is paid for that financial performance measure component.

For 2006 annual incentive awards, our Compensation Committee set the corporate financial performance measures as described in the table below, with net income per share before American Centrifuge expenses weighted 60% and cash flow from operations per share before American Centrifuge expenses weighted 40%. These measures were based on 2006 performance goals that were approved by the Board. The Compensation Committee determined that net income and cash flow from operations per share before American Centrifuge expenses, which excluded the significant charges related to the Company’s development of the American Centrifuge uranium enrichment technology that affect net income and cash flow from operations, was more reflective of the Company’s core operating results and provided a better measure of management performance. In calculating net income and cash flow from operations per share before American Centrifuge expenses, we add back to net income and to cash flow from operations expenses on the Company’s American Centrifuge project, net of taxes (which in 2006 was approximately $65 million).

	Net Income Per Share before	Cash Flow from Operations Per Share
	American Centrifuge Expenses	before American Centrifuge Expenses
Level	(60%)	(40%)

Maximum (150%)	$2.20/share	$3.31/share
Target (100%)	$1.47/share	$2.21/share
Threshold (0%)	$1.18/share	$1.77/share
Actual Performance (140.2%)	$1.96/share (133.7%)	$3.96/share (150%)*

*	Performance exceeded the maximum award.

Key performance objectives are based on the Company’s strategic initiatives and operating plan. For 2006, the Compensation Committee set specific individual performance measures for our Chief Executive Officer and adopted specific individual performance measures recommended by the Chief Executive Officer for our remaining named executive officers (which flow down from the key performance objectives established for the Chief Executive Officer). The key performance objectives for the Chief Executive Officer and the other named executive officers included objectives aimed at (1) implementing mitigating actions to address increased electric power costs; (2) meeting milestones relating to the Company’s American Centrifuge project under a 2002 agreement between the U.S. Department of Energy and the Company, and validating performance and economics of the American Centrifuge project; (3) maintaining a stable supply of Russian highly enriched uranium; (4) developing and implementing a revised strategic plan; and (5) developing and executing a comprehensive communications plan. In addition, individual named executive officers had key performance objectives specifically tailored to their areas of responsibility. The weight of each of the key performance objectives varied by individual with any one objective being weighted between 5% and 30%.

The Compensation Committee reviews and approves the achievement level and incentive payment for each named executive officer under the Annual Incentive Program. With respect to 2006 individual key performance objectives, the Compensation Committee determined achievement levels for the named executive officers ranging from 99% to 105%. For the 2006 performance year, the Compensation Committee approved annual incentive payouts to the named executive officers of between approximately 122% and 124% of target, with the Chief Executive Officer receiving approximately 122% of target. The Annual Incentive Program permits the Compensation Committee to adjust performance based criteria or awards in recognition of unusual or non-recurring events affecting the Company; however, in 2006 no adjustments were made.

Long-Term Incentive Compensation

The Compensation Committee is committed to long-term equity incentive programs for executives that promote the long-term growth and success of the Company. The long-term incentive compensation is designed to ensure that the executive decision-making process maintains a balanced focus on both immediate measures of success and on the effective growth and development of the business three to five years in the future. In February 1999, the Board of Directors established a Long-Term Incentive Program under the shareholder-approved 1999 Equity Incentive Plan for use with executive officers and other key employees. This Program permits the Compensation Committee to grant a variety of stock-based awards, including restricted stock, stock options and restricted stock units (RSUs).

Long-term incentives are designed to more closely align executive officers’ and other employees’ interests with those of the shareholders and are a key element and significant component of market-competitive total compensation. The Long-Term Incentive Program is designed to make annual grants of restricted stock and non-qualified stock options with vesting periods of three years to executive officers and other program participants. The Long-Term Incentive Program also includes a three-year performance component. This component was redesigned and replaced in 2006 as described below. In consultation with its compensation consultant, the Compensation Committee established stock option and restricted stock award levels that are designed to provide the executive with total direct compensation (base salary, annual incentives and long-term incentives) at the top of the third quartile of the market.

Annualized target award levels for named executive officers under the Long-Term Incentive Program range from 130% to 200% of base salary depending on the executive’s position, and are comprised of the following (as more fully described below):

	Annualized Target	Percentage of Annualized Long-Term Incentive Value
	Long-Term Incentive Value	Restricted Stock	Stock Option	Executive
Position	(as a Multiple of Base Salary)	Awards	Awards	Incentive Plan

CEO	2.0X	25%	25%	50%
Other named executive officers	1.3X	27%	27%	46%

Restricted Stock Awards.  Executive officers (and other program participants) receive an annual grant of restricted stock as a part of their long-term incentive. The value of the grant is equal to a percentage of the named executive officer’s base salary as follows: 50% for the Chief Executive Officer and 35% for all other named executive officers. These shares are granted by the Compensation Committee at fair market value and vest ratably over three years. This grant of restricted stock has no performance component associated with it. It is a time-based award designed as a retention-based component in achieving market-based total direct compensation for the executive. It is also designed to help increase share ownership by the executive officers. It is the Compensation Committee’s belief that stock awards combined with the Company’s requirement for executive officers to hold significant levels of Company stock provide a direct incentive to achieve the longer-term performance goals for the Company.

Stock Option Awards.  Executive officers (and other program participants) also receive an annual grant of non-qualified stock options. The value of the grant is equal to a percentage of the named executive officers’ base salary as follows: 50% for the Chief Executive Officer and 35% for all other named executive officers.

Stock options are valued using the Black-Scholes methodology and are calculated with the assistance of the Compensation Committee’s executive compensation consultant. It is the Company’s policy that stock option grants are made seven days after the release of the Company’s earnings and are awarded at the New York Stock Exchange’s closing price of the Company’s common stock on the date of grant. Stock option grants vest ratably over three years and have a five-year exercise period. Each executive officer’s 2006 grant of stock options is detailed on the Grants of Plan-Based Awards in 2006 table.

While a number of organizations have recently eliminated or significantly reduced stock option grants to executives, the Compensation Committee believes that stock options are a highly effective way to focus executives on ensuring the long-term performance of the Company. In addition, the Compensation Committee believes they are a highly effective tool in aligning the interests of the executive officers and shareholders toward sustained, long-term stock performance. Consequently, they remain a significant component of the incentive mix.

Closeout of the Company’s Strategic Incentive Plan.  In March of 2006, the Compensation Committee terminated the Company’s Strategic Incentive Plan, effective December 31, 2005, and later replaced it with a new three-year Executive Incentive Plan (described below). Participation in the Strategic Incentive Plan was limited to the Company’s senior executive officers and accounted for approximately one-third of their long-term incentive compensation (the remainder of their long-term incentive compensation consisted of an annual grant of stock options and restricted stock described above). This component consisted of restricted stock units that were payable at the end of a three-year performance period, based on performance during that period measured against pre-determined performance goals.

The three-year performance period under the terminated component was July 1, 2004 to June 30, 2007 and final awards were to be based on the achievement of two performance goals. The first, weighted 25%, was USEC’s total shareholder return as measured against the S&P 500 total shareholder return during the period. The second, weighted 75%, was specific business performance targets related to achieving USEC/DOE milestones under the American Centrifuge program. Participants will now receive cash at the end of the period based on the Compensation Committee’s determination of achievement of these performance goals through December 31, 2005. Payouts to the named executive officers under the terminated program will be as follows: Mr. Welch, $65,025; Mr. Hansen, $19,824; Mr. Sewell, $160,779; and Mr. Van Namen, $132,919. Mr. Barpoulis did not participate in the Strategic Incentive Plan. These cash amounts will be paid in July 2007. These awards reflect the Compensation Committee’s determination of achievement levels of 60% of target and were prorated to reflect the shortened performance period and each participant’s initial date of participation.

In making its decision to terminate the Strategic Incentive Plan, the Compensation Committee worked closely with its compensation consultant. After a thorough analysis of the Strategic Incentive Plan, the Compensation Committee determined that the Strategic Incentive Plan as implemented had performance milestones that were difficult to measure and were not driving management behavior to the degree anticipated or desired. In addition, the compensation consultant determined that the overall grant levels under the Strategic Incentive Plan were generally below competitive levels. Finally, the structure of the Strategic Incentive Plan did not provide the Compensation Committee or the Chief Executive Officer the flexibility required to effectively direct, redirect and manage executive performance. As a result, the decision was made to terminate the Strategic Incentive Plan and replace it with a new Executive Incentive Plan designed to provide a more effective tool in managing executive performance.

Executive Incentive Plan.  In April 2006, the Compensation Committee approved a new three-year performance component of the Company’s long term incentive program (the “Executive Incentive Plan”) under the USEC Inc. 1999 Equity Incentive Plan, effective March 1, 2006. Each of the named executive officers (other than Ms. Wolf, who terminated employment in February 2006) participates in the Executive Incentive Plan. The Compensation Committee, in consultation with its compensation consultant, identified the need for a focused long-term program with measurable performance goals. The Executive Incentive Plan is designed to focus rewards on a limited number of high importance objective targets that if completed will significantly add to the long-term value of the business.

The Executive Incentive Plan is an objective-based program which rewards participants for successful performance against financial and business strategy-based targets over a three-year period. The current performance period runs from March 1, 2006 through December 31, 2008 (the initial program reflects a shortened performance period due to implementation in the first quarter of 2006). Under the Executive Incentive Plan, the Company’s named executive officers are awarded the right to earn shares of the Company’s common stock (or an equivalent amount of cash or restricted stock units settleable for cash).

Each participant’s target award is based on an annual percentage of his base salary at the start of the performance period. For this initial period, the annual target percentages were set based on the degree to which an individual’s efforts influence the Company’s long-term performance, with the Chief Executive Officer’s target percentage being set at 100% of his annual base salary and all other named executive officers’ target percentages set at 60% of their annual base salary. In setting the award levels for the Executive Incentive Plan, the Compensation Committee worked closely with its compensation consultant. The consultant analyzed the three-year award opportunity both as a stand-alone award and as a part of the executive officers’ overall total compensation. Using both commercially available survey data and Peer Group data, the Compensation Committee determined that these award levels were consistent with the market for similar-sized companies and that executive officers were receiving market competitive total compensation.

Actual payouts of these awards, if any, will be determined by performance of the Company during the period March 1, 2006 through December 31, 2008 against three pre-determined performance goals. Participants may receive from 80% (threshold) to 120% (maximum) of their target award based on performance, with performance below the 80% (threshold) level resulting in no award.

The first performance goal, weighted 30%, is USEC’s gross profit for 2008 as measured against internal targets. The Compensation Committee believes that these internal gross profit targets are achievable yet require considerable effort and innovation on the part of the executive management team.

The second performance goal, weighted 20%, is USEC’s total shareholder return for the period as measured against the S&P 500 total shareholder return (without dividends). An award would be earned at the target level if the Company’s total shareholder return is between the 50th and 59th percentile of the S&P 500 and at the maximum level if the Company’s total shareholder return is at the 60th percentile or greater of the S&P 500. The Company’s total shareholder return must be between the 40th and 49th percentile of the S&P 500 to earn a threshold award.

The third performance goal, weighted 50%, is two business performance targets related to achieving USEC’s internal goals relating to the American Centrifuge program. The first target is achieving a specified economic performance of the centrifuge machine, with a target award being earned if a specified performance level is achieved and a threshold or maximum award being earned if the performance is plus or minus 10% from the specified performance level. The specified performance level is classified for purposes of national security. The second target is related to the completion of a financing plan for the Company’s American Centrifuge plant. The Compensation Committee believes that these targets are achievable yet require considerable effort and innovation on the part of the executive management team.

If USEC’s performance against these goals is below the threshold level, then no payout will be made. Amounts will be paid at target in the event of a change in control, regardless of the Company’s performance, and prorated amounts will be paid in accordance with performance in the event of certain qualifying terminations of service prior to the end of the performance period. Performance on all program targets must be approved and certified by the Compensation Committee prior to any award being paid.

Combined with the other elements of the Long-Term Incentive Program, the annual value of equity-based long-term incentives represents 43% to 50% of named executive officers’ total direct compensation. The Compensation Committee believes that placing a significant portion of executive officer compensation opportunity in equity sends a clear message that a primary role of the executive officer is in building the long-term value of the Company, and that their own long-term wealth is tied to the long-term success of the Company. The Compensation Committee recognizes that stock-based awards to executives are often viewed as having two conflicting aspects: they provide an incentive to the executive to increase the fair market value of the underlying stock, which benefits existing shareholders, but they also dilute stockholders’ ownership by increasing the number of shares outstanding. Therefore, the Compensation Committee works with its compensation consultant to periodically evaluate the ownership interests of shareholders against the use of stock awards to employees and executives, monitoring the annual number of shares awarded under the Company’s incentive programs (also known as the “run rate”) and the potential dilution of stock ownership awards as compared to the Peer Group. Currently both the run rate and dilution of stock-based awards are comparable to the median of the Peer Group.

Perquisites

The Company maintains a limited number of perquisites for senior executive officers. These include an annual financial counseling allowance of $7,500 ($15,000 for the Chief Executive Officer) and an annual executive physical valued at approximately $4,000. In addition, the Company reimburses the Chief Executive Officer for annual dues for up to two business or golf organizations or clubs. Perquisites do not represent a significant compensation element for any of the named executive officers and the Company is not currently considering the addition of any additional perquisites in the near future.

POST-EMPLOYMENT COMPENSATION

Retirement Plans

The Company provides its executive officers with benefits that are described below and that are intended to be a part of a competitive compensation package that provides health, welfare and retirement programs comparable to those provided to employees and executives at other companies in similar industries. All employees of USEC Inc. are eligible to participate in the USEC Savings Program and the Employees’ Retirement Plan of USEC Inc. In addition, named executive officers and other executives designated by the Company are entitled to participate in the 401(k) Restoration Plan and the Pension Restoration Plan. Each of the named executive officers (other than Ms. Wolf) also participates in a supplemental executive retirement plan. The benefit plan descriptions here and in the Pension Benefits in Fiscal Year 2006 table provide an explanation of the major features of these benefit plans.

Savings Plan.  Named executive officers have the opportunity to participate in two defined contribution savings plans: The USEC Savings Program and the 401(k) Restoration Plan.

The USEC Savings Program is a tax-qualified broad-based 401(k) employee savings plan. USEC Inc. employees, including the named executive officers, are able to contribute the lesser of up to 50% of their annual base salary or dollar limits established annually by the Internal Revenue Service (“IRS”). The Company will match 100% of the first 3% of pay that is contributed to the USEC Savings Program and 50% on the next 2% of pay contributed. Employee contributions are fully-vested upon contribution and Company match contributions vest 50% after two years of service and 100% after three years of service.

In addition to the USEC Savings Program, executives designated by the Company, including the named executive officers, can participate in the 401(k) Restoration Plan, which is a non-qualified deferred compensation plan. A participant is eligible to contribute to the 401(k) Restoration Plan only if the participant is contributing the maximum allowable by the IRS to the USEC Savings Program. Employee contributions are permitted up to 15% of taxable compensation, reduced by amounts contributed to the USEC Savings Program. The Company matches employee contributions at the rate that would apply if they had been contributed to the USEC Savings Program, reduced by Company matching contributions to the USEC Savings Program. Employees may direct their accounts be credited with earnings as though invested in the same funds that are available in the USEC Savings Program. The accounts are payable in cash upon termination of employment.

Pension Plans.  Named executive officers have the opportunity to participate in a qualified pension plan, a pension restoration plan and one of two supplemental executive retirement plans (each, a “SERP”).

The Employees’ Retirement Plan of USEC Inc. is a qualified pension plan whose maximum benefits are limited by legislation, while the USEC Inc. Pension Restoration Plan is a non-qualified supplemental pension benefit that is designed to continue the accrual of pension benefits that exceed the legislated limits under the

Employees’ Retirement Plan of USEC Inc. All officers, including the named executive officers, whose compensation exceeds the qualified plan limits are automatically enrolled in the USEC Inc. Pension Restoration Plan. Information regarding the calculation of benefits under the Employees’ Retirement Plan of USEC Inc. and the USEC Inc. Pension Restoration Plan can be found in the narrative accompanying the Pension Benefits in Fiscal Year 2006 table.

The Company also maintains two SERPs. The USEC Inc. 1999 Supplemental Executive Retirement Plan (the “1999 SERP”) was approved by the Compensation Committee in 1999 and Mr. Sewell is the only active participant. The 1999 SERP provides participants with an annual benefit in the form of a monthly annuity equal to 55% of their final average compensation, with offsets for benefits received under the Company’s retirement programs and any U.S. government retirement program to which the Company contributed, and social security benefits. The Compensation Committee decided not to add any additional participants after 2001. More information regarding the calculation of benefits payable to Mr. Sewell under the 1999 SERP can be found in the narrative accompanying the Pension Benefits in Fiscal Year 2006 table.

In connection with setting Mr. Welch’s initial terms of employment in September 2005, the Compensation Committee determined, in consultation with its compensation consultant, that it was appropriate to offer a new, less expensive, SERP to Mr. Welch in order to offer him a competitive total compensation package. The Company agreed to provide Mr. Welch with a SERP that generally provided for a benefit equal to 30% of final average pay with five years of service, increasing to 50% with ten or more years of service, with offsets for benefits received under the Company’s other retirement programs and social security benefits.

In addition, in early 2006, following a review of the Company’s executive retirement benefits by the compensation consultant, the Compensation Committee determined that the retirement benefit provided to senior executive officers under the Company’s retirement plans (other than Mr. Sewell, who was covered by the 1999 SERP) was not competitive with the market. Given the importance of each of these senior executives to the Company achieving its strategic and operating objectives, retention and motivation of these executives over the long-term is critical. Consequently, the Compensation Committee determined to implement a new SERP which rewards long-term service with enhanced retirement benefits. The Compensation Committee worked with its compensation consultant to determine the appropriate level of benefits to provide for each of the participants under this new SERP, which benefits are different than those provided to Mr. Welch. In determining to implement a new SERP and determining the level of benefits to be provided, the Compensation Committee reviewed tally sheets that showed the value of total compensation paid to executives.

On April 24, 2006, the Compensation Committee approved the USEC Inc. 2006 Supplemental Executive Retirement Plan (the “2006 SERP”) effective April 24, 2006. As applicable to Mr. Welch, the 2006 SERP incorporates the terms of the SERP agreed to by the Company in September 2005. As applicable to other participants, the 2006 SERP provides for a monthly supplemental retirement benefit equal to 2.5% of final average pay, to a maximum benefit of 50% after 20 years of service, with offsets for benefits received under the Company’s other retirement programs and social security benefits. The 2006 SERP is designed to provide deferred compensation for a select group of management or highly compensated employees of the Company as selected by the Compensation Committee or its delegate. Messrs. Welch, Barpoulis, Hansen, and Van Namen were made participants in the 2006 SERP. More information regarding the calculation of benefits under the 2006 SERP can be found in the narrative accompanying the Pension Benefits in Fiscal Year 2006 table.

Participation in the 2006 SERP is contingent on execution of a participation agreement, whereby the participant agrees to comply with certain restrictive covenants relating to confidentiality, non-competition and non-solicitation of Company employees for a period of time following his termination of employment.

Severance Arrangements

Executive Severance Policy.  The Compensation Committee believes that in the absence of employment agreements between the Company and its key employees, it is appropriate to have a reasonable severance policy in place. Under its severance policy for executive officers, if an executive officer is terminated by the Company without cause, he is eligible to receive his current base salary and a prorated share of his current annual incentive (at target) up to the date of termination. In addition, as a severance payment he would receive a cash payment equal to one year’s base salary at his current rate and an amount equal to the average of his last three year’s annual incentive awards (both cash and restricted stock). He would also receive continuation of medical and dental coverage as well as life insurance paid for by the Company for one year after termination (or until he received similar coverage from a subsequent employer, whichever occurs first). Severance benefits are contingent upon the executive executing a release and agreeing to comply with certain restrictive covenants relating to confidentiality, non-competition and non-solicitation of Company employees for a period of time (generally 2.5 years) following his termination of employment. No severance is paid to an employee who is terminated for cause or who resigns voluntarily.

In addition, under the terms of the 1999 Equity Incentive Plan, if an employee is terminated by the Company other than for cause, all unvested restricted stock and stock options would vest and the employee would have up to one year to exercise all vested stock options. Awards under the Executive Incentive Plan would be pro-rated based on the period of time in which the participant was in the plan and would be paid out at the end of the three-year performance period.

Change in Control Agreements.  The Compensation Committee believes that change in control agreements are an important tool for executive retention and the retention of other key employees. The Company has entered into change in control agreements with each of the named executive officers. These agreements have an initial term of three years, which is automatically extended for additional one-year periods unless the Board of Directors has given notice of non-renewal. Upon a change in control, the agreements will expire no earlier than three years following the date that the change in control occurs.

The change in control agreements provide each named executive officer with certain benefits if there is a change in control of the Company and as a result of that change in control the Company terminates his employment for any reason other than cause, or the executive terminates his employment for “good reason” (as defined in the agreement). The Compensation Committee believes this “double trigger” is appropriate. In order to receive these benefits, the named executive officer must comply with the non-competition, non-solicitation, and confidentiality provisions of the change in control agreement during the term of the agreement and for 2.5 years thereafter (five years in the case of the confidentiality provision).

Under the terms of each named executive officer’s change in control agreement, if he is terminated as a result of a change in control other than for cause or terminates his employment for “good reason” following a change of control, he would receive a cash payment of his unpaid base salary through the date of termination plus all other amounts to which he was entitled under any compensation or benefit plan of the Company under the terms of such plans. In addition, as a change in control payment, he would receive a cash payment equal to 2.5 times the sum of his final base salary and his final average bonus (generally the average of his last three year’s annual incentive awards). In addition, under the terms of each agreement, the Company would provide him and his dependents with continuation of medical and similar benefits for 2.5 years following the occurrence of the change in control or, if sooner, until he is covered by comparable programs of a subsequent employer (and reduced to the extent he receives comparable benefits). In addition, the executive will receive 2.5 additional years of service for purposes of retirement plan benefits. If the executive receives payments, whether or not under his or her agreement that would subject him to any federal excise tax due under section 4999 of the Internal Revenue Code, the executive will also receive a cash payment equal to the amount of such excise tax.

In addition, under the terms the 1999 Equity Incentive Plan, if an employee is terminated by the Company other than for cause or the employee terminates employment for “good reason,” all unvested restricted stock and stock options would vest and the employee would have up to one year to exercise all vested stock options. Awards under the Executive Incentive Plan would be paid out in full based on the target award.

For details of payments under the above arrangements, see the tables, Potential Payments Upon Termination or Change in Control.

Tax and Accounting Treatments of Elements of Compensation

In its deliberations, the Compensation Committee considers the potential impact of IRC Section 162(m). IRC Section 162(m) disallows a tax deduction for the Company for individual executive compensation exceeding $1 million in any taxable year for the Chief Executive Officer and the other four highest compensated senior executive officers, other than compensation that is performance-based under a plan that is approved by the shareholders of the Company and that meets certain other technical requirements. Annual incentive awards and awards under the Executive Incentive Plan are intended to meet the performance-based compensation requirements, while base salary, long-term incentive awards of restricted stock and stock options and perquisites are not. Based on these requirements, the Company has determined that it is entitled to a tax deduction for compensation paid to executive officers during 2006 that exceeded $1 million.

While the Compensation Committee designs certain components of executive compensation to preserve deductibility, it believes that shareholder interests are best served by not restricting the Compensation Committee’s discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, the Compensation Committee may from time to time approve compensation arrangements for certain officers that are not fully deductible. Further, because of ambiguities and uncertainties as to the application and interpretation of IRC Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding the Company’s efforts, that compensation intended by the Company to satisfy the requirements for deductibility under IRC Section 162(m) does in fact do so.

In addition, in structuring compensation arrangements, the Compensation Committee intends to permit participants to avoid potential tax penalties under IRC Section 409A. The Compensation Committee also takes into account the impact of potential gross-up payments by the Company to cover federal excise taxes due under section 4999 of the Internal Revenue Code.

Stock Ownership Guidelines

Every executive officer and certain other employees must hold an ownership stake in the Company that is significant in comparison to their base salary. The Compensation Committee has established stock ownership guidelines which apply to all executive officers and certain other employees. The amount required to be retained varies depending on the executive or employee’s position. The Chief Executive Officer is required to own and retain a minimum of 300,000 shares of our common stock while each of the other named executive officers is required to own and retain a minimum of 65,000 shares of our common stock. These guidelines must generally be achieved within five years after the person becomes subject to the guidelines. All shares of stock acquired through direct purchase, the exercise of options, restricted stock grants, the Company’s 401(k) plan, and the Company’s employee stock purchase plan, count towards the guidelines. At the end of 2006, all named executive officers who had been employed by the Company for the last consecutive five years had achieved their stock ownership guideline.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K (Section 229.402(b)) with management. Based on this review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

John R. Hall, Chairman
Joyce F. Brown
James D. Woods

Summary Compensation Table

The following table sets forth information regarding the compensation of the Chief Executive Officer, the Chief Financial Officer, the former Chief Financial Officer, and the three other most highly paid executive officers of the Company serving as executive officers at December 31, 2006 (collectively, the “named executive officers”), for the year ended December 31, 2006.

						Change in
						Pension
						Value and
						Non-Qualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
	Fiscal	Salary	Awards	Awards	Compensation	Earnings	Compensation
Name and Principal Position	Year	(1)	(2)	(3)	(4)	(5)	(6)	Total

John K. Welch	2006	$750,000	$931,392	$182,934	$0	$317,658	$49,650	$2,231,634
President and CEO
John C. Barpoulis	2006	$317,538	$255,836	$21,991	$190,326	$20,856	$8,800	$815,347
Senior Vice President and Chief Financial Officer
Ellen C. Wolf	2006	$97,717	$0	$0	$0	$0	$0	$97,717
Former Senior Vice President and Chief Financial Officer
Timothy B. Hansen	2006	$320,000	$190,436	$28,453	$177,813	$345,915	$12,800	$1,075,417
Senior Vice President, General Counsel and Secretary
Philip G. Sewell	2006	$401,423	$338,343	$91,437	$352,592	$695,653	$0	$1,879,448
Senior Vice President, American Centrifuge and Russian HEU
Robert Van Namen	2006	$340,000	$361,559	$57,122	$296,003	$222,162	$20,437	$1,297,283
Senior Vice President, Uranium Enrichment

(1)	Ms. Wolf resigned in February 2006. Her salary amount for 2006 includes payout of all accrued vacation.

(2)	The amounts shown in the Stock Awards column represents the compensation cost recognized by us in 2006 related to stock awards to the named executive officers, computed in accordance with SFAS No. 123(R). They include amounts from awards granted in and prior to 2006 and do not include amounts for restricted stock awards made in March 2007 under the Company’s Annual Incentive Program for year ended December 31, 2006. For a discussion of valuation assumptions, see Note 13 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006.

(3)	The amounts shown in the Option Awards column represent the compensation cost recognized by us in 2006 related to option awards to the named executive officers, computed in accordance with SFAS No. 123(R). For a discussion of valuation assumptions, see Note 13 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006.

(4)	The amounts shown in the Non-Equity Incentive Plan Compensation column constitute the cash portion of the annual incentive awards made to each of the named executive officers based on the Compensation Committee’s evaluation of each officer’s performance during the year ended December 31, 2006. The amounts shown include cash amounts earned under the Company’s Annual Incentive Program for the year-ended December 31, 2006 and paid in March 2007. Mr. Welch elected to take his entire annual incentive award for 2006 of $912,533 in restricted stock in lieu of cash and was eligible to receive an incentive payment of restricted stock on the amount he could have taken in cash. Amounts for Messrs. Barpoulis and Hansen represent 65% of their annual incentive award for 2006, with the remainder paid in restricted stock. Messrs. Sewell and Van Namen had satisfied their stock ownership guidelines and elected to take their entire annual incentive award for 2006 in cash and so the amount shown for them represents their entire annual incentive award for 2006. Restricted stock granted to Messrs. Welch,

Barpoulis and Hansen for annual incentive awards for the year ended December 31, 2006 was granted in March 2007 and is not shown in the Summary Compensation Table.

(5)	The amounts shown in the Change in Pension Value and Non-Qualified Deferred Compensation earnings column represent the change in the actuarial present value of the named executive officer’s accumulated benefits under the Employees’ Retirement Plan of USEC Inc., the USEC Inc. Pension Restoration Plan and the USEC Inc. 2006 Supplemental Executive Retirement Plan (or, in the case of Mr. Sewell, the 1999 Supplemental Executive Retirement Plan) at December 31, 2006, as compared to December 31, 2005. Because Ms. Wolf resigned in 2006 and was not vested upon her termination of employment, she forfeited all benefits she had accrued under the Employees Retirement Plan of USEC Inc. and the USEC Inc. Pension Restoration Plan. Ms. Wolf did not participate in the USEC Inc. 2006 Supplemental Executive Retirement Plan.

(6)	The amounts shown in the All Other Compensation column includes Company matching contributions made under the USEC Savings Program and the 401(k) Restoration Plan. For Ms. Wolf, all Company matching contributions were forfeited in connection with her termination of employment. For Mr. Welch, the amount shown in the All Other Compensation column also includes $19,650 for perquisites and other personal benefits. These perquisites and other personal benefits (none of which exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Welch) include: (a) financial counseling; (b) golf club membership dues; and (c) spouse travel and related expenses.

Grants of Plan-Based Awards in 2006

The following table sets forth information concerning each grant of an award to a named executive officer in the year ended December 31, 2006 under any plan.

								All Other
						All Other		Option
		Date of				Stock Awards:		Awards:	Exercise	Grant Date
		Compensation	Estimated Future			Number of		Number of	or Base	Fair Value
		Committee	Payouts Under			Shares of		Securities	Price Option	of Stock
	Grant	Action	Equity Incentive Plan Awards(1)			Stock or		Underlying	Awards	and Option
Name	Date	(if different)	Threshold	Target	Maximum	Units		Options	($/Sh)	Awards
John K. Welch	2/28/06					19,594	(2)			$243,749
	3/28/06					31,017	(3)			$374,996
	3/28/06							88,621 (4)	$12.09	$381,070
	4/24/06		142,801	178,501	214,201					$2,250,000
John C. Barpoulis	2/28/06	2/06/06 (5)				3,522	(2)			$43,814
	3/28/06					5,710	(3)			$69,034
	3/28/06							8,145 (4)	$12.09	$35,024
	4/24/06		6,569	8,211	9,853					$103,500
	9/08/06					4,133	(3)			$40,917
	9/08/06							19,977 (4)	$12.09	$52,939
	9/08/06		32,273	40,341	48,409					$508,500
Ellen C. Wolf
Timothy B. Hansen	3/28/06					9,264	(3)			$112,002
	3/28/06							26,468 (4)	$12.09	$113,812
	4/24/06		36,557	45,696	54,835					$576,000
Philip G. Sewell	3/28/06					11,725	(3)			$141,755
	3/28/06							33,499 (4)	$12.09	$144,046
	4/24/06		46,267	57,834	69,401					$729,000
Robert Van Namen	2/28/06	2/06/06 (5)				8,872	(2)			$110,368
	3/28/06					9,843	(3)			$119,002
	3/28/06							28,122 (4)	$12.09	$120,925
	4/24/06		38,842	48,552	58,262					$612,000

(1)	Amounts shown in these columns represent the number of shares that could be earned based on achieving performance goals at the threshold (80%), target (100%) and maximum (120%) level under the Company’s Executive Incentive Plan under the 1999 Equity Incentive Plan with respect to the performance period March 1, 2006 to December 31, 2008. No awards will be made or shares will be earned until the end of the performance period and the actual number of shares earned will be based upon performance against the performance goals. There are three performance goals for the March 1, 2006 to December 31, 2008 performance period. The first, weighted 30%, is USEC’s gross profit for 2008 as measured against internal targets. The second, weighted 20%, is USEC’s total shareholder return for the period as measured against the S&P 500 total shareholder return (without dividends). The third, weighted 50%, is specific business performance targets related to achieving USEC’s internal goals relating to the American Centrifuge program. Please see the Compensation Discussion and Analysis for more information regarding the Executive Incentive Plan and the 2006 awards and performance measures.

(2)	Includes shares of restricted stock granted to the named executive officers in 2006 under the Company’s Annual Incentive Program under the Company’s 1999 Equity Incentive Plan based on performance against corporate and individual performance goals in 2005. These shares vested on February 28, 2007.

(3)	Includes shares of restricted stock granted to the named executive officers in 2006 under the Company’s Long Term Incentive Program under the 1999 Equity Incentive Plan. These shares will vest ratably over three years from the date of grant. The shares of restricted stock granted to Mr. Barpoulis on September 8, 2006 will vest on the same schedule as the shares granted on March 28, 2006, which vest ratably over three years from March 28, 2006.

(4)	Includes non-qualified stock options granted to the named executive officers in 2006 under the Company’s Long Term Incentive Program under the 1999 Equity Incentive Plan. These options will vest ratably over three years from the date of grant. The options granted to Mr. Barpoulis on September 8, 2006 will vest on the same schedule as the options granted on March 28, 2006.

(5)	These annual incentive awards were made by the Compensation Committee, effective as of a later date following the release of the Company’s audited financial results.

Outstanding Equity Awards at Fiscal Year-End December 31, 2006

The following table sets forth information regarding unexercised options, stock that has not vested, and outstanding equity incentive plan awards as of the year-ended December 31, 2006 for each of the named executive officers.

	Option Awards					Stock Awards
										Equity
									Equity	Incentive
									Incentive	Plan Awards:
									Plan Awards:	Market or
									Number of	Payout
	Number of	Number of						Market	Unearned	Value of
	Securities	Securities				Number of		Value of	Shares,	Unearned
	Underlying	Underlying				Shares or		Shares or	Units or	Shares, Units or
	Unexercised	Unexercised		Option	Option	Units of Stock		Units of Stock	Other Rights	Other Rights
	Options	Options		Exercise	Expiration	That Have		That Have	That Have	That Have
Name	Exercisable	Unexercisable		Price	Date	Not Vested		Not Vested	Not Vested	Not Vested

John K. Welch	33,333	66,667	(1)	$11.00	10/03/10	50,611	(2)	$643,772	142,801 (3)	$1,816,429
		88,621	(4)	$12.09	3/28/11
John C. Barpoulis	8,655			$13.98	5/04/10	16,827	(5)	$214,039	38,842 (3)	$494,070
		28,122	(4)	$12.09	3/28/11
Ellen C. Wolf	—	—		—	—	—		—	—	—
Timothy B. Hansen		26,468	(4)	$12.09	3/28/11	9,264	(6)	$117,838	36,557 (3)	$465,005
Philip G. Sewell	59,300			$8.50	7/31/11	19,706	(7)	$250,660	46,267 (3)	$588,516
	48,142			$7.02	8/7/12
	50,000			$7.00	8/6/13
	35,942	17,971	(8)	$8.05	2/10/09
	26,708			$16.90	3/23/10
		33,499	(4)	$12.09	3/28/11
Robert Van Namen	36,000			$8.50	7/31/11	25,317	(9)	$322,032	38,842 (3)	$494,070
	18,000			$7.00	8/6/13
	29,714	14,857	(8)	$8.05	2/10/09
	23,775			$16.90	3/23/10
		28,122	(4)	$12.09	3/28/11

(1)	These stock options will vest 50% on October 3, 2007 and 50% on October 3, 2008.

(2)	Shares of restricted stock vest as follows: 19,594 shares with a vesting date of February 28, 2007; 10,339 shares with a vesting date of March 28, 2007; 10,339 shares with a vesting date of March 28, 2008; and 10,339 shares with a vesting date of March 28, 2009.

(3)	Represents the number of shares to be earned based on achieving threshold performance goals under the Company’s Executive Incentive Plan with respect to the performance period March 1, 2006 to December 31, 2008. No awards will be made or shares will be earned until the end of the performance period and the actual number of shares earned will be based upon performance against the performance goals. Please see the Compensation Discussion and Analysis for more information regarding the Executive Incentive Plan.

(4)	Stock options vest at the rate of 33 1/3% per year, with vesting dates of March 28, 2007, March 28, 2008 and March 28, 2009.

(5)	Shares of restricted stock vest as follows: 1,731 shares with a vesting date of May 4, 2007; 1,731 shares with a vesting date of May 4, 2008; 3,522 shares with a vesting date of February 28, 2007; 3,281 shares with a vesting date of March 28, 2007; 3,281 shares with a vesting date of March 28, 2008; and 3,281 shares with a vesting date of March 28, 2009.

(6)	Shares of restricted stock vest as follows: 3,088 shares with a vesting date of March 28, 2007; 3,088 shares with a vesting date of March 28, 2008; and 3,088 shares with a vesting date of March 28, 2009.

(7)	Shares of restricted stock vest as follows: 3,595 shares with a vesting date of February 10, 2007; 1,781 shares with a vesting date of March 23, 2007; 3,908 shares with a vesting date of March 28, 2007; 824 shares with a vesting date of April 28, 2007; 1,781 shares with a vesting date of March 23, 2008; 3,908 shares with a vesting date of March 28, 2008; and 3,909 shares with a vesting date of March 28, 2009.

(8)	These stock options vested on February 10, 2007.

(9)	Shares of restricted stock vest as follows: 2,972 shares with a vesting date of February 10, 2007; 8,872 shares with a vesting date of February 28, 2007; 1,585 shares with a vesting date of March 23, 2007; 3,281 shares with a vesting date of March 28, 2007; 460 shares with a vesting date of April 28, 2007; 1,585 shares with a vesting date of March 23, 2008; 3,281 shares with a vesting date of March 28, 2008; and 3,281 shares with a vesting date of March 28, 2009.

Option Exercises and Stock Vested in Fiscal Year 2006

The following table sets forth information regarding each exercise of stock options and each vesting of restricted stock during the year ended December 31, 2006 for each of the named executive officers.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise	Exercise(1)	Acquired on Vesting	Vesting(2)

John K. Welch	—	—	—	—
John C. Barpoulis	—	—	1,731	$24,632
Ellen C. Wolf	52,753	$239,428	5,275	$64,091
Timothy B. Hansen	—	—	—	—
Philip G. Sewell	70,000	$450,642	11,435	$136,933
Robert Van Namen	36,000	$205,524	9,735	$116,327

(1)	Amounts reflect the differences between the exercise price of the stock option and the market price at the time of exercise.

(2)	Amounts reflect the market value of the stock on the day the stock vested.

Pension Benefits in Fiscal Year 2006

We maintain the Employees’ Retirement Plan of USEC Inc., a tax-qualified defined benefit plan, that provides retirement benefits to eligible employees. Section 415 and Section 401(a)(17) of the Internal Revenue Code generally place a limit on the amount of annual pension that can be paid from a tax-qualified plan as well as on the amount of annual earnings that can be used to calculate a pension benefit. However, we maintain the USEC Inc. Pension Restoration Plan that pays eligible employees the difference between the amount payable under the tax-qualified plan and the amount they would have received without the qualified plan’s limit. We also maintain two supplemental executive retirement plans (each, a “SERP”) in order to provide additional retirement benefits to executives to be competitive with the market. Mr. Welch, Mr. Barpoulis, Mr. Hansen, and Mr. Van Namen participate in the USEC Inc. 2006 Supplemental Executive Retirement Plan (the “2006 SERP”) and Mr. Sewell is the sole active participant in the USEC Inc. 1999 Supplemental Executive Retirement Plan (the “1999 SERP”). The USEC Inc. Pension Restoration Plan and the SERPs are unfunded and are subject to forfeiture in the event of bankruptcy.

The following table shows benefits that the named executive officers are entitled to under the Employees’ Retirement Plan of USEC Inc. (the “Retirement Plan”), the USEC Inc. Pension Restoration Plan (the “Pension Restoration Plan”), and the applicable SERP.

			Present Value of
		Number of Years of	Accumulated		Payments During
Name	Plan Name	Credited Service	Benefit(1)		Last Fiscal Year

John K. Welch	Retirement Plan	1 yr. 3 mos.	$55,864		$0
	Pension Restoration Plan	1 yr. 3 mos.	$156,128		$0
	2006 SERP	1 yr. 3 mos.	$219,090		$0
John C. Barpoulis	Retirement Plan	1 yr. 9 mos.	$31,385		$0
	Pension Restoration Plan	1 yr. 9 mos.	$12,770		$0
	2006 SERP	1 yr. 9 mos.	$0		$0
Ellen C. Wolf	—	—	—		$0
Timothy B. Hansen	Retirement Plan	12 yrs. 10 mos.	$156,335		$0
	Pension Restoration Plan	12 yrs. 10 mos.	$155,318		$0
	2006 SERP	12 yrs. 6 mos.	$327,714	(2)	$0
Philip G. Sewell	Retirement Plan	5 yrs. 7 mos.	$199,301		$0
	Pension Restoration Plan	5 yrs. 7 mos.	$389,345		$0
	1999 SERP	5 yrs. 7 mos.	$3,138,146		$0
Robert Van Namen	Retirement Plan	8 yrs.	$110,823		$0
	Pension Restoration Plan	8 yrs.	$187,936		$0
	2006 SERP	8 yrs.	$141,805		$0

(1)	In determining the present value of each participant’s pension benefit, a 5.75% discount rate is assumed. An interest rate of 6.47% is used in converting 2006 SERP annuities into lump sums, which is consistent with plan provisions, reflecting the un-annualized Moody’s Aa index bond yield of 5.72% plus 75 basis points. In calculating mortality for annuities, the RP 2000 unisex static table with a white collar adjustment is used, projected to 2015 with Scale AA phased out linearly to zero over the projected 15-year term.

(2)	The present value of Mr. Hansen’s accumulated benefit under the 2006 SERP as of December 31, 2006 reflects the assumed payment of an annual incentive at target of $224,000 for the 2005 and 2004 calendar years. Mr. Hansen was on part-time status for most of 2005 and agreed to forego his 2005 annual incentive. In 2004, he received a prorated bonus (due to his temporarily leaving the Company before the end of the year) at an annualized rate of $224,000. This adjustment increased the present value of Mr. Hansen’s 2006 SERP benefit at December 31, 2006 by $185,473. Mr. Hansen joined the Company in May 1994. Mr. Hansen’s credited service under the 2006 SERP is based on completed years and months of service with the Company. The calculation of the credited service under the Retirement Plan and the Pension Restoration Plan as of December 31, 2006 includes a full year of credit for 1994 in accordance with the plan provisions.

The Retirement Plan and Pension Restoration Plan benefits shown in the table above are net present values. The benefits are not payable as a lump sum (except that under the terms of the plan, Mr. Hansen and Mr. Van Namen are eligible to receive a lump sum for any benefit accrued prior to 2001). The normal form of payment is a single life annuity or a 50% joint and survivor annuity. Retirement benefits are calculated under the following three formulas, with the formula that gives the participant the largest benefit used for the final calculation:

•	Regular Formula: The monthly benefit under the “Regular Formula” is calculated as 1.2% of final average monthly compensation (base salary plus annual bonus) times years and months of credited service plus $110. There are no offsets to this benefit.

•	Alternate Formula: The monthly benefit under the “Alternate Formula” is calculated as 1.5% of final average monthly compensation (base salary plus annual bonus) times years and months of credited service minus 1.5% times actual or projected monthly primary social security benefit times years and months of credited service up to 33 1/3 years (up to a maximum of 50% of the actual or projected monthly social security benefit).

•	Minimum Formula: The monthly benefit under the “Minimum Formula” is calculated as $5 multiplied by the first ten years and months of credited service, plus $7 multiplied by the next ten years and months of credited service, plus $9 times the years and months of credited service in excess of 20 years, plus 10% of the final average monthly compensation as calculated under the Regular Formula plus $110. There are no offsets to this benefit.

An employee’s final average monthly compensation includes base salary plus annual incentive compensation, including cash and restricted stock, and does not include the value of any equity or other award under the Company’s Long-Term Incentive Program. Pension plan benefits are determined, in part, using the employee’s actual age and credited service. The normal retirement age under the Retirement Plan and Pension Restoration Plan is 65. An employee is eligible for early retirement without any reduction in benefits (1) if the employee has completed at least 10 years of service and has attained the age of 62; or (2) if the sum of the employee’s age and years of service equals 85 or greater. In addition, an employee is eligible for early retirement after completing 10 years of credited service and attaining the age of 50, however the pension benefit is reduced 3% for each year that benefits commence before the age of 62. As of December 31, 2006, Mr. Sewell, who was eligible for early retirement with a benefit reduction (Mr. Sewell has over 10 years of service for eligibility purposes), was the only named executive officer eligible for normal or early retirement under the Retirement Plan and Pension Restoration Plan. As a practice, the Company does not provide additional years of age or service and no named executive officer has been credited with additional years of age or service for purposes of computing a retirement benefit, under the Retirement Plan or the Pension Restoration Plan.

The 1999 SERP provides an annual benefit in the form of a monthly annuity equal to 55% of final average compensation, with offsets for (1) any benefits received under the Company’s other retirement programs and any U.S. federal governmental retirement program to which the Company has contributed on the participant’s behalf; and (2) social security benefits should the participant be eligible for such benefit. Final average compensation for this purpose includes base salary and annual incentive compensation, including cash and restricted stock, earned for the three years preceding the participant’s date of termination, divided by three. The normal retirement age under the 1999 SERP is 62. Early retirement benefits are based on the same formula as normal retirement, but the benefit is reduced 3% for each year prior to age 62 that the participant retires. Mr. Sewell is eligible for early retirement benefits under the 1999 SERP.

Participants in the 2006 SERP will generally accrue a monthly supplemental retirement benefit equal to 2.5% of their final average compensation, to a maximum benefit equal to 50% of the final average compensation after 20 years of service. For Mr. Welch, no supplemental retirement benefit is accrued until five years of service, at which point Mr. Welch’s benefit is equal to 30% of final average compensation. With seven years of service, this benefit increases to 40% of final average compensation and with ten or more years of service increases to 50% of final average compensation. Final average compensation under the 2006 SERP includes salary and annual incentive compensation, including cash and restricted stock, paid (or vested, in the case of restricted stock) for the three years preceding the participant’s date of termination. The normal retirement age under the 2006 SERP is 62. Benefits are reduced by 3% for each year the executive commences payment of benefits prior to age 62. Monthly benefits payable under the 2006 SERP to a participant are offset by the amount the participant is eligible to receive under the Company’s other retirement plans and social security. Participants are generally vested in their benefits under the 2006 SERP after five years of service, although vesting will be accelerated in the event of the participant’s death or termination of employment as a result of disability or in the event of a change in control of the Company. A minimum monthly supplemental retirement benefit equal to 10% (20% for Mr. Welch) of final average compensation applies where vesting is so accelerated.

Benefits under the 2006 SERP are generally payable to a participant in the form of a lump sum or an annuity (at the election of the participant within the first 30 days of participation) when the participant attains age 62, even where vesting has been accelerated and/or the minimum monthly supplemental retirement benefit applies due to the participant’s disability or a change in control of the Company. Where a participant is terminated for cause (as defined in the 2006 SERP) or where a participant violates certain restrictive covenants, the participant’s benefits will be forfeited whether or not then vested and subject to repayment to the Company to the extent already paid to the participant.

Nonqualified Deferred Compensation in Fiscal Year 2006

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
Name	in Last FY(1)	in Last FY(2)	in Last FY(3)	Distributions(4)	at Last FYE(5)

John K. Welch	$22,500	$21,200	$1,082	$0	$109,806
John C. Barpoulis	$0	$0	$0	$0	$0
Timothy B. Hansen	$1,000	$4,000	$6,175	$0	$72,890
Ellen C. Wolf	$11,058	$2,231	$3,709	$418,434	—
Philip G. Sewell	$0	$0	$0	$0	$160,779
Robert Van Namen	$9,524	$11,637	$8,340	$0	$223,436

(1)	Amount represents executive’s contributions to the USEC Inc. 401(k) Restoration Plan. These amounts are also included in the Summary Compensation Table in the Salary column.

(2)	Amount represents the Company’s contributions to the USEC Inc. 401(k) Restoration Plan. These amounts are also included in the Summary Compensation Table in the All Other Compensation column, except that for Ms. Wolf this amount was forfeited in February 2006 in connection with her termination of employment, and so is not included in the Summary Compensation Table.

(3)	Amount represents earnings on the USEC Inc. 401(k) Restoration Plan during 2006.

(4)	Amount includes the payout in connection with Ms. Wolf’s termination of employment of restricted stock units having a value of $272,941. These restricted stock units were previously earned under the Company’s three-year restricted stock unit program for a performance period ended June 30, 2004, with payment deferred until termination of employment. Also includes payout of Ms. Wolf’s balance of $145,493 under the USEC Inc. 401(k) Restoration Plan.

(5)	Amount includes the aggregate balance for each of the following named executive officers as of December 31, 2006 under the USEC Inc. 401(k) Restoration Plan: Mr. Welch, $44,781; Mr. Hansen, $53,066; and Mr. Van Namen, $90,517. Also includes amounts payable to each of the following named executive officers on July 1, 2007, provided that they are employed by the Company on July 1, 2007 or have been terminated by the Company other than for cause: Mr. Welch, $65,025; Mr. Hansen, $19,824; Mr. Sewell, $160,779; and Mr. Van Namen, $132,919. These amounts are payable under a performance program terminated in March 2006 (as discussed in the Compensation Discussion and Analysis) and are subject to the terms of the 1999 Equity Incentive Plan.

Potential Payments Upon Termination or Change in Control

The tables below show potential payments to our named executive officers under existing agreements, plans or arrangements for various scenarios involving a termination of employment or a change in control of the Company. These tables assume a December 31, 2006 termination date and are based on the named executive officer’s compensation and service levels as of that date. Where applicable, the tables use the closing price of our common stock of $12.72 as reported on the New York Stock Exchange as of December 29, 2006. The benefits in the tables below are in addition to certain benefits available generally to salaried employees, such as accrued salary and vacation pay and distributions of plan balances under the USEC Savings Program.

Due to the number of factors that affect the nature and amounts of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the executive’s age.

Payments Made Upon Termination

Under the Company’s severance policy for executive officers, if an executive officer is terminated by the Company without cause, he is eligible to receive the following:

•	his current base salary and a pro-rated share of his current annual incentive (at target) up to the date of termination;

•	a cash severance payment equal to one year’s base salary at his current rate and an amount equal to the average of his last three year’s annual incentive awards (both cash and restricted stock); and

•	continuation of medical and dental coverage as well as life insurance paid for by the Company for one year after termination (or until he receives similar coverage from a subsequent employer, whichever occurs first).

Severance benefits are contingent upon the executive executing a release and agreeing to comply with certain restrictive covenants relating to confidentiality, non-competition and non-solicitation of Company employees for a period of time (generally 2.5 years) following his termination of employment. No severance is paid to an employee who is terminated for cause or who resigns voluntarily.

Payments Made Upon a Change in Control

The Company has entered into change in control agreements with each of the named executive officers. Pursuant to these agreements, if the executive’s employment is terminated by the Company without cause or by the executive for “good reason” (as defined in the agreement) within three years following a change in control, the named executive officer will receive (in lieu of any severance benefits under the Company’s severance policy described above) the following:

•	A cash lump sum payment of his unpaid base salary through the date of termination, plus all other amounts to which he was entitled under any of the Company’s compensation or benefit plans under the terms of such plans.

•	A cash lump sum payment equal to 2.5 times the sum of the executive’s annual base salary as in effect on the date of termination and the average of the three most recent annual incentive bonuses paid to the executive prior to the date of termination (whether paid in the form of cash or in grants of restricted stock). Any annual incentive bonus paid to an executive during the prior three years that was pro-rated or otherwise adjusted because the executive was not employed by the Company during the entire period to which the bonus related is annualized for purposes of the calculation of the executive’s average bonus. If the executive has experienced a change in position that has affected the executive’s annual bonus opportunity, any annual bonus paid to the executive with respect to a period prior to the change in position is not included in the calculation of the executive’s average bonus. If the executive has not been paid at least three annual bonuses prior to the date of termination that are includable in the calculation of the executive’s average bonus, the executive’s average bonus is an amount equal to the average of such lesser number of annual bonuses. If the executive has not been paid at least one annual bonus prior to the date of termination that is includable in the calculation of the executive’s average bonus, the executive’s average bonus is an amount equal to the executive’s annual target bonus as in effect on the date of termination.

•	Continuation of medical and similar benefits for 2.5 years following the change in control, or, if sooner, until he is covered by comparable programs of a subsequent employer (and reduced to the extent he receives comparable benefits).

•	Two and one-half additional years of service for purposes of vesting, eligibility and benefit accrual under the Company’s retirement plans.

•	In the event the executive receives payments that would subject him to any federal excise tax due under section 4999 of the Internal Revenue Code, he would also receive a cash payment equal to the amount of such excise tax. The calculation of the 280G gross-up amount in the tables below is based upon a 280G excise tax rate of 20% and a 35% income tax rate.

In order to receive these benefits, the executive must comply with the non-competition, non-solicitation and confidentiality provisions of the change in control agreement during the term of the agreement and for 2.5 years thereafter (five years in the case of the confidentiality provision). For purposes of the 280G calculation we have not assumed that any amounts will be discounted as attributable to reasonable compensation or that any value will be attributed to executive’s being bound by the agreements regarding non-competition, non-solicitation and confidentiality contained in their change in control agreements, because these amounts are too subject to the facts and circumstances in place at the time of payment to be capable of valuation.

Equity Awards

If the executive’s employment is terminated by the Company without cause or is terminated by reason of the executive’s death, disability, or retirement (normal retirement or unreduced early retirement), all of the executive’s shares of restricted stock and unvested stock options will become vested. In addition, the executive will receive an award under the Company’s Executive Incentive Plan, valued and paid at the end of the current performance period ending December 31, 2008. This award would be pro-rated to reflect the executive’s actual time of participation during the performance period. The executive would also receive payout of any award earned under the terminated Strategic Incentive Plan. See the Compensation Discussion and Analysis for more information about the Executive Incentive Plan and the terminated Strategic Incentive Plan.

If the executive’s employment is terminated for cause or if the executive voluntarily terminates employment, all of the executive’s restricted stock and unvested stock options will be cancelled and forfeited. The executive would forfeit any award opportunities under the Executive Incentive Plan and the Strategic Incentive Plan.

Upon a change in control, all of the executive’s shares of restricted stock and unvested stock options will become vested. In addition, the executive will receive an award under the Company’s Executive Incentive Plan for the current performance period ending December 31, 2008. The date of the change in control would be deemed to be the end of the performance period and the awards would be calculated assuming achievement of all applicable performance goals at target level. The executive would also receive payout of any award earned under the terminated Strategic Incentive Plan.

The tables below include the intrinsic value (that is, the value based on the Company’s stock price and, in the case of options, less the exercise price) of stock options and restricted stock that would become exercisable or vested if the named executive officer terminated employment as of December 31, 2006.

Retirement Benefits

The Pension Benefits in Fiscal Year 2006 table earlier in this Proxy Statement describes the general terms of each retirement plan in which the named executive officers participate, the years of credited service and the present value of each named executive officer’s accumulated pension benefit. The tables below show the benefits under the Employees Retirement Plan of USEC Inc. (the “Retirement Plan”), the USEC Inc. Pension Restoration Plan (the “Pension Restoration Plan”), the USEC Inc. 401(k) Restoration Plan (the “401(k) Restoration”), the USEC Inc. 1999 Supplemental Executive Retirement Plan (the “1999 SERP”), and the USEC Inc. 2006 Supplemental Executive Retirement Plan (the “2006 SERP”) that would have become payable if the named executive officer had terminated employment as of December 31, 2006.

The Potential Payments Upon Termination or Change in Control tables and related footnotes follow on the next several pages.

John K. Welch, President and Chief Executive Officer

						Involuntary
						or Good
						Reason
Executive Benefits		Early	Normal	Involuntary	Involuntary	Termination
and Payments	Voluntary	Retirement	Retirement	Not for Cause	For Cause	(Change	Death or
Upon Termination	Termination	(1)	(1)	Termination	Termination	in Control)	Disability

Severance Payments(2)	$0	$0	$0	$1,500,000	$0	$4,312,500	$0
Stock Options (unvested
and accelerated)	$0	$0	$0	$170,498	$0	$170,498	$170,498
Restricted Stock	$0	$0	$0	$643,772	$0	$643,772	$643,772
Executive Incentive Plan(3)	$0	$0	$0	$667,804	$0	$2,270,533	$667,804
Strategic Incentive Plan	$0	$0	$0	$65,025	$0	$65,025	$65,025
Retirement Plan(4)	$0	$0	$0	$0	$0	$0	$0
Pension Restoration(4)	$0	$0	$0	$0	$0	$0	$0
401(k) Restoration(5)	$0	$0	$0	$21,200	$0	$21,200	$21,200
2006 SERP(6)	$0	$0	$0	$0	$0	$2,221,642	$2,221,642
280G Tax Gross-up	$0	$0	$0	$0	$0	$2,106,554	$0
Continuing Benefits(7)	$0	$0	$0	$15,388	$0	$38,471	$0

Total	$0	$0	$0	$3,083,687	$0	$11,850,195	$3,789,941

John C. Barpoulis, Senior Vice President and Chief Financial Officer

						Involuntary
						or Good
						Reason
Executive Benefits		Early	Normal	Involuntary	Involuntary	Termination
and Payments	Voluntary	Retirement	Retirement	Not for Cause	For Cause	(Change	Death or
Upon Termination	Termination	(1)	(1)	Termination	Termination	in Control)	Disability

Severance Payments(2)	$0	$0	$0	$578,000	$0	$1,445,000	$0
Stock Options (unvested and accelerated)	$0	$0	$0	$17,717	$0	$17,717	$17,717
Restricted Stock	$0	$0	$0	$214,039	$0	$214,039	$214,039
Executive Incentive Plan(3)	$0	$0	$0	$181,642	$0	$617,581	$181,642
Strategic Incentive Plan	$0	$0	$0	$0	$0	$0	$0
Retirement Plan(4)	$0	$0	$0	$0	$0	$0	$0
Pension Restoration(4)	$0	$0	$0	$0	$0	$0	$0
401(k) Restoration	$0	$0	$0	$0	$0	$0	$0
2006 SERP(6)	$0	$0	$0	$0	$0	$309,511	$126,869
280G Tax Gross-up	$0	$0	$0	$0	$0	$529,554	$0
Continuing Benefits(7)	$0	$0	$0	$19,473	$0	$48,683	$0

Total	$0	$0	$0	$1,010,871	$0	$3,182,085	$540,267

Ellen C. Wolf, Former Senior Vice President and Chief Financial Officer

Ms. Wolf voluntarily terminated her employment with the Company effective February 24, 2006. Ms. Wolf was not a participant in the Executive Incentive Plan or in a supplemental executive retirement plan. At termination of employment, Ms. Wolf was not vested under any Company retirement plan.

Voluntary
Executive Benefits and Payments Upon Termination	Termination

Severance Payments	$0
Stock Options (unvested and accelerated)	$0
Restricted Stock	$0
Strategic Incentive Plan	$0
Qualified Pension	$0
Pension Restoration	$0
401(k) Restoration	$0
Continuing Benefits	$0

Total	$0

Timothy B. Hansen, Senior Vice President, General Counsel and Secretary

						Involuntary
						or Good
						Reason
Executive Benefits		Early	Normal	Involuntary	Involuntary	Termination
and Payments	Voluntary	Retirement	Retirement	Not for Cause	For Cause	(Change		Death or
Upon Termination	Termination	(1)	(1)	Termination	Termination	in Control)		Disability

Severance Payments(2)	$0	$0	$0	$544,000	$0	$1,352,793		$0
Stock Options (unvested and accelerated)	$0	$0	$0	$16,675	$0	$16,675		$16,675
Restricted Stock	$0	$0	$0	$117,838	$0	$117,838		$117,838
Executive Incentive Plan(3)	$0	$0	$0	$170,957	$0	$581,253		$170,957
Strategic Incentive Plan	$0	$0	$0	$19,824	$0	$19,824		$19,824
Retirement Plan(4)	$36,448	$0	$0	$36,448	$36,448	$36,448		$9,112	(8)
Pension Restoration(4)	$36,847	$0	$0	$36,847	$36,847	$51,777	(9)	$9,212	(8)
401(k) Restoration(5)	$4,000	$0	$0	$4,000	$0	$4,000		$4,000
2006 SERP(6)	$745,498	$0	$0	$745,498	$0	$913,198		$328,425
280G Tax Gross-up	$0	$0	$0	$0	$0	$0		$0
Continuing Benefits(7)	$0	$0	$0	$18,099	$0	$45,249		$0

Total(10)	—	$0	$0	—	—	—		—

Philip G. Sewell, Senior Vice President, American Centrifuge and Russian HEU

						Involuntary
						or Good
						Reason
Executive Benefits		Early	Normal	Involuntary	Involuntary	Termination
and Payments	Voluntary	Retirement	Retirement	Not for Cause	For Cause	(Change	Death or
Upon Termination	Termination	(1)	(1)	Termination	Termination	in Control)	Disability

Severance Payments(2)	$0	$0	$0	$697,992	$0	$1,715,100	$0
Stock Options (unvested and accelerated)	$0	$0	$0	$105,029	$0	$105,029	$105,029
Restricted Stock	$0	$250,660	$0	$250,660	$0	$250,660	$250,660
Executive Incentive Plan(3)	$0	$0	$0	$216,367	$0	$735,649	$216,367
Strategic Incentive Plan	$0	$0	$0	$160,779	$0	$160,779	$160,779
Retirement Plan(4)	$16,792	$16,792	$0	$17,992	$16,792	$17,992	$8,396
Pension Restoration(4)	$32,804	$32,804	$0	$35,148	$32,804	$58,592	$16,402
401(k) Restoration	$0	$0	$0	$0	$0	$0	$0
1999 SERP(11)	$288,798	$288,798	$0	$285,253	$0	$261,810	$144,399
280G Tax Gross-up	$0	$0	$0	$0	$0	$466,231	$0
Continuing Benefits(7)	$0	$0	$0	$1,701	$0	$4,253	$0

Total(10)	—	—	$0	—	—	—	—

Robert Van Namen, Senior Vice President, Uranium Enrichment

						Involuntary
						or Good
						Reason
Executive Benefits		Early	Normal	Involuntary	Involuntary	Termination
and Payments	Voluntary	Retirement	Retirement	Not for Cause	For Cause	(Change		Death or
Upon Termination	Termination	(1)	(1)	Termination	Termination	in Control)		Disability

Severance Payments(2)	$0	$0	$0	$600,410	$0	$1,529,036		$0
Stock Options (unvested and accelerated)	$0	$0	$0	$87,099	$0	$87,099		$87,099
Restricted Stock	$0	$0	$0	$322,032	$0	$322,032		$322,032
Executive Incentive Plan(3)	$0	$0	$0	$181,642	$0	$617,581		$181,642
Strategic Incentive Plan	$0	$0	$0	$132,919	$0	$132,919		$132,919
Retirement Plan(4)	$22,642	$0	$0	$22,642	$22,642	$22,642		$10,223	(8)
Pension Restoration(4)	$39,102	$0	$0	$39,102	$39,102	$58,397	(9)	$17,655	(8)
401(k) Restoration(5)	$11,637	$0	$0	$11,637	$0	$11,637		$11,637
2006 SERP(6)	$348,428	$0	$0	$348,428	$0	$488,331		$179,695
280G Tax Gross-up	$0	$0	$0	$0	$0	$489,004		$0
Continuing Benefits(7)	$0	$0	$0	$19,473	$0	$46,683		$0

Total(10)	—	$0	$0	—	—	—		—

(1)	Messrs. Welch, Barpoulis, Hansen and Van Namen are not eligible for normal retirement or early retirement under any of the Company’s retirement programs as of December 31, 2006. Accordingly, no amounts are shown in the tables above in the columns Early Retirement or Normal Retirement for Messrs. Welch, Hansen and Van Namen.

Mr. Sewell is eligible to commence an immediate reduced retirement benefit as of December 31, 2006. In the case of involuntary not for cause termination, his retirement benefit is unreduced due to enhanced eligibility requirements for involuntary termination.

(2)	In calculating the Severance Payment payable upon involuntary not for cause termination under the Company’s severance policy for executive officers, the calculation of the final average bonuses for the named executive officers included each executive’s 2006 target annual incentive bonus because annual incentive bonuses for 2006 had not been determined as of December 31, 2006. In addition, for Messrs. Welch, Barpoulis and Hansen, bonuses prior to 2006 were not included in the calculation because the executive either did not receive a bonus or received only a partial bonus or experienced a change in position that altered his bonus opportunity.

In calculating the Severance Payment under the executives’ change in control agreements, the final average bonuses for the named executive officers were calculated using the average of any bonuses paid in 2005, 2004 and 2003. Pro-rated bonuses were annualized for purposes of this calculation and any bonus received prior to a change in position was excluded.

(3)	Under the terms of the Executive Incentive Plan, if an executive is terminated by the Company other than for cause, he will receive a pro-rated award based on the period of time in which he was in the plan. Accordingly, amounts in the column Involuntary Not For Cause Termination reflect target awards under the Executive Incentive Plan pro-rated to reflect participation during 10 months of the 34 month performance period. Amounts in the column Involuntary or Good Reason Termination (Change in Control) reflect a target award with no pro-ration.

(4)	Messrs. Welch and Barpoulis are not vested under the Retirement Plan or the Pension Restoration. Messrs. Hansen, Sewell and Van Namen are vested under the Retirement Plan and the Pension Restoration. Amounts shown are the annual benefits payable in a life annuity form. However, Messrs. Hansen and Van Namen are not eligible to commence payment under either plan and so the amounts shown for Messrs. Hansen and Van Namen show the annual benefits with an age 65 commencement, payable as a life annuity.

(5)	Represents Company match contributions to Messrs. Welch, Hansen and Van Namen under the 401(k) Restoration. Vested contributions are payable in cash upon termination of employment. Vesting is accelerated upon an involuntary not for cause termination, a change in control or termination for death or disability. Mr. Welch is not vested in the 401(k) Restoration as of December 31, 2006.

(6)	Messrs. Welch and Barpoulis are not vested under the USEC Inc. 2006 Supplemental Executive Retirement Plan except in the case of a change in control or death or disability. Messrs. Hansen and Van Namen are vested under the 2006 SERP. Messrs. Hansen and Van Namen are ineligible to commence payment so their amounts represent their accrued benefits with an age 55 lump sum payment. Mr. Hansen’s final average earnings under the 2006 SERP include an assumed annual incentive of $224,000 for the 2005 and 2004 calendar years. Accrued SERP benefits are forfeited upon a termination for cause.

The 2006 SERP provides for a minimum benefit objective of 10% of final average pay (20% in the case of Mr. Welch) in the case of a change in control or death or disability. Death benefits reflect an actuarial reduction from age 55 to current age.

Amounts for all executives represent accrued benefits payable in lump sum form, with an assumed discount rate of 6.47%.

(7)	Includes continuation of medical, dental and life insurance benefits for a period of (a) one year following termination of employment in the case of an involuntary not for cause termination, and (b) 2.5 years following termination of employment in the case of a change in control. Amounts vary by executive based on their specific benefit elections.

(8)	Amounts for Messrs. Hansen, Sewell and Van Namen represent survivor annuity benefits. Messrs. Hansen and Sewell’s spouses would be eligible to commence survivor benefits immediately, however, Mr. Hansen’s survivor annuity benefit is reduced and reflects a 25% accrued benefit minimum. Mr. Sewell’s survivor benefit is the 50% survivor portion of a joint and survivor annuity. Mr. Van Namen’s survivor is ineligible to commence immediate benefit because Mr. Van Namen has less than ten years of service. An age 65 survivor benefit is included for Mr. Van Namen, which is the 50% survivor portion of a joint and survivor annuity, reflecting a contingent annuitant adjustment.

In the case of disability, Messrs. Hansen and Van Namen would continue to accrue service during periods of disability rather than commence a retirement benefit.

(9)	Change in control agreements provide for an additional 2.5 years of service for vesting, eligibility and benefit accrual for the Pension Restoration. Accordingly, amount reflects gross benefit with 2.5 year service enhancement, less accrued benefit under the Retirement Plan. For Mr. Sewell, in the case of involuntary termination in connection with a change in control, his amount is unreduced because under the Retirement Plan and the Pension Restoration, if an employee is terminated by the Company other than for cause, the employee receives an additional two years of credit for eligibility purposes, which for Mr. Sewell would make him eligible for an unreduced retirement benefit.

(10)	No total has been included because amounts payable to Messrs. Hansen, Sewell and Van Namen under the Retirement Plan and the Pension Restoration in the tables above are shown in the form of an annual benefit payable in a life annuity form (not a lump sum payment).

(11)	Mr. Sewell is vested under the USEC Inc. 1999 Supplemental Executive Retirement Plan. Amount represents accrued benefits payable in life annuity form. Mr. Sewell is eligible to commence an immediate, reduced benefit. Accrued 1999 SERP benefits are forfeited upon a termination for cause.

ITEM 2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit, Finance and Corporate Responsibility Committee of the Company has appointed the firm of PricewaterhouseCoopers LLP to serve as the independent auditors of the Company for 2007, subject to ratification of this appointment by the shareholders of the Company. PricewaterhouseCoopers LLP has advised the Company that neither it nor any member thereof has any direct or material indirect financial interest in the Company or any of its subsidiaries in any capacity. One or more representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so. PricewaterhouseCoopers LLP representatives will also be available to respond to appropriate questions.

The Audit, Finance and Corporate Responsibility Committee has sole authority for appointing and terminating USEC’s independent auditors for 2007. Accordingly, shareholder approval is not required to appoint PricewaterhouseCoopers as USEC’s independent auditors for 2007. The Audit, Finance and Corporate Responsibility Committee believes, however, that submitting the appointment of PricewaterhouseCoopers to the shareholders for ratification is a matter of good corporate governance. If the shareholders do not ratify the appointment, the Audit, Finance and Corporate Responsibility Committee will review its future selection of the Company’s independent auditors.

The ratification of the appointment of PricewaterhouseCoopers as USEC’s independent auditors requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

The Board recommends voting FOR ratification of the appointment of PricewaterhouseCoopers LLP as USEC’s independent auditors.

Audit and Non-Audit Fees

The Committee pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services. The Committee has delegated pre-approval authority to the Chairman of the Committee, who presents any decisions to the full Committee at its next scheduled meeting. The following amounts were billed to the Company by the independent auditors for services rendered for the periods indicated:

	Amount Billed	Amount Billed
	for Year-Ended	for Year-Ended
Type of Fee	December 31, 2006	December 31, 2005
	(In thousands)	(In thousands)

Audit Fees(1)	$1,213	$1,351
Audit-Related Fees(2)	$13	$33
Tax Fees(3)	$108	$20
All Other Fees(4)	$3	$4

Total	$1,337	$1,408

(1)	Primarily audits of the financial statements for both periods and internal control over financial reporting; reviews of quarterly financial statements for both periods; and restatement of financial statements in 2005 for 2004 and prior years.

(2)	Primarily compliance report for utility uranium pricing in 2005.

(3)	Primarily services related to selected tax projects for both periods and IRS audit assistance for both periods.

(4)	Service fee for access to electronic publication.

AUDIT, FINANCE AND CORPORATE RESPONSIBILITY COMMITTEE REPORT

The Audit, Finance and Corporate Responsibility Committee of the Board of Directors is comprised of four independent directors and operates under a written charter. The Committee meets with the internal and independent auditors, with and without management present, to facilitate and encourage private communication.

In fulfilling its responsibilities, the Committee has reviewed and discussed with management and the independent auditors the Company’s audited consolidated financial statements for the year ended December 31, 2006.

The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the independent auditors the auditors’ independence.

The Committee considered and concluded that the provision of non-audit services by the independent auditors was compatible with maintaining their independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Audit, Finance and Corporate Responsibility Committee

Joseph F. Paquette, Jr., Chairman
Michael H. Armacost
Joseph T. Doyle
W. Henson Moore

In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this proxy statement or future filings made by the Company under those statutes, the information included under the captions “Compensation Committee Report,” and “Audit, Finance and Corporate Responsibility Committee Report” shall not be deemed “soliciting material” or to be “filed” with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates these items by reference.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS AND OTHER INFORMATION

Date for Submission of Shareholder Proposals

Under the SEC rules, in order to be considered for inclusion in USEC’s proxy statement for the 2008 annual meeting of shareholders, proposals from shareholders must be received by the Secretary of the Company at Two Democracy Center, 6903 Rockledge Drive, Bethesda, Maryland 20817 not later than November 23, 2007.

Our bylaws contain an advance notice provision regarding shareholder proposals that are not sought to be included in the Company’s proxy statement, which provides that, to be timely, a shareholder’s notice of intention to bring business before a meeting must be delivered to the Company’s Secretary, at the Company’s principal executive office, not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting, unless the date of the next annual meeting is more than 30 days before or more than 60 days after such anniversary date, in which case notice must be received not later than the tenth day following the day on which notice of the meeting is mailed or public disclosure of the date of the annual meeting is made. Accordingly, shareholder nominations for director or other proposed items of business intended to be brought before the next annual meeting of shareholders must be received by the Company between December 28, 2007 and January 27, 2008 in order to be considered timely, unless the Company gives notice that the date of the annual meeting is more than 30 days before, or more than 60 days after, April 26, 2008. Any proposals received outside of that period will not be permitted to be raised at the meeting.

Other Matters

As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented at the 2007 Annual Meeting other than those specifically set forth above. If other matters should properly come before the Annual Meeting or any adjournment thereof, including shareholder proposals that have been excluded pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the persons named as proxies in the enclosed proxy card intend to vote the shares represented by them in accordance with their best judgment with respect to such matters.

By order of the Board of Directors,

Timothy B. Hansen
Senior Vice President, General Counsel and Secretary

Bethesda, Maryland
March 22, 2007

002CS-13538

		000004	000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Daylight Time, on April 26, 2007.

Vote by Internet • Log on to the Internet and go to www.investorvote.com
• Follow the steps outlined on the secured website.
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR each of the listed nominees and FOR Proposal 2.
1. Election of Directors:		For	Withhold		For	Withhold		For	Withhold	+
	01 - James R. Mellor	☐	☐	02 - Michael H. Armacost	☐	☐	03 - Joyce F. Brown	☐	☐

	04 - Joseph T. Doyle	☐	☐	05 - John R. Hall	☐	☐	06 - W. Henson Moore	☐	☐

	07 - Joseph F. Paquette, Jr.	☐	☐	08 - John K. Welch	☐	☐

		For	Against	Abstain
2.	To ratify the appointment of PricewaterhouseCoopers LLP as USEC’s independent auditors for 2007.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

■	C 1234567890 1 U P X	J N T 0 1 2 8 8 4 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — USEC Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF USEC INC. FOR THE 2007 ANNUAL MEETING OF USEC SHAREHOLDERS

James R. Mellor, John K. Welch and Timothy B. Hansen, or any of them, each with full power of substitution, are hereby authorized to vote the undersigned’s shares of common stock, par value $0.10 per share, of USEC Inc. (“USEC”) at the 2007 Annual Meeting of Shareholders of USEC, scheduled to be held on Thursday, April 26, 2007, at 10:00 a.m., local time, at the Marriott Bethesda North Hotel & Conference Center, 5701 Marinelli Road, North Bethesda, MD 20852, and at any and all adjournments, postponements, continuations or reschedulings thereof (the “Annual Meeting”), upon the matters set forth in the Proxy Statement furnished by USEC (the “Proxy Statement”) and upon such other matters as may properly come before the Annual Meeting, voting as specified on this card with respect to the matters set forth in the Proxy Statement, and voting in the discretion of the above-named persons on such other matters as may properly come before the Annual Meeting.

The undersigned hereby revokes all proxies given by the undersigned to vote at the Annual Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR DIRECTOR AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, POSTAGE-PREPAID, BUSINESS REPLY ENVELOPE. NO ADDITIONAL POSTAGE IS NECESSARY IF SUCH ENVELOPE IS MAILED IN THE UNITED STATES.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)